Exhibit 10.4

MEZZANINE LOAN AGREEMENT

Dated as of November 3, 2016

between

GIRAFFE JUNIOR HOLDINGS, LLC,

as Borrower,

and

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.,

BRIGADE CREDIT FUND II LTD.,

BRIGADE STRUCTURED CREDIT FUND LTD.,

LOS ANGELES COUNTY EMPLOYEES RETIREMENT ASSOCIATION,

BRIGADE DISTRESSED VALUE MASTER FUND LTD.,

THE COCA-COLA COMPANY MASTER RETIREMENT TRUST,

FEDEX CORPORATION EMPLOYEES’ PENSION TRUST,

DELTA MASTER TRUST,

BRIGADE OPPORTUNISTIC CREDIT FUND—ICIP, LTD., and

BRIGADE OPPORTUNISTIC CREDIT FUND 16 LLC,

collectively, as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits

A	Organizational Chart
B	Tax Certificate

Schedules

A	Properties
B	Exception Report
C	Deferred Maintenance Conditions
D	Allocated Loan Amounts

Annex

I	Mortgage Loan Agreement

-vi-

MEZZANINE LOAN AGREEMENT

This Mezzanine Loan Agreement (this “Agreement”) is dated November 3, 2016, and is between BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD., BRIGADE CREDIT FUND II LTD., BRIGADE STRUCTURED CREDIT FUND LTD., LOS ANGELES COUNTY EMPLOYEES RETIREMENT ASSOCIATION, BRIGADE DISTRESSED VALUE MASTER FUND LTD., THE COCA-COLA COMPANY MASTER RETIREMENT TRUST, FEDEX CORPORATION EMPLOYEES’ PENSION TRUST, DELTA MASTER TRUST, BRIGADE OPPORTUNISTIC CREDIT FUND—ICIP, LTD. and BRIGADE OPPORTUNISTIC CREDIT FUND 16 LLC, collectively, as lender (“Lender”), and GIRAFFE JUNIOR HOLDINGS, LLC, a Delaware limited liability company, as borrower (together with its successors and permitted assigns, “Borrower”).

RECITALS

Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the Properties (as hereinafter defined).

Lender is willing to make the Loan on the terms and subject to the conditions set forth in this Agreement if Borrower joins in the execution and delivery of this Agreement, the Note and the other Loan Documents.

In consideration of the agreements, provisions and covenants contained herein and in the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:

DEFINITIONS

(a) When used in this Agreement, the following capitalized terms have the following meanings:

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest and other earnings thereon, and all securities and investment property credited thereto and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) is in Control of, is Controlled by or is under common Control with such Person or (ii) is a director or officer of such Person or of an Affiliate of such Person.

“Agent” has the meaning set forth in Section 9.7(e).

“Agreement” means this Mezzanine Loan Agreement, as the same may from time to time hereafter be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Allocated Loan Amount” means, for the Collateral relating to each Property, the portion of the Loan Amount allocated thereto as set forth in Schedule D.

“Alteration” means any demolition, alteration, installation, improvement or expansion of or to any of the Properties or any portion thereof.

“Annual Budget” means a capital and operating expenditure budget for the Properties prepared by Property Owner that specifies amounts to operate and maintain the Properties in accordance with past practices of Property Owner and Master Tenant.

“Appraisal” means, with respect to each Property, an as-is appraisal of such Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Annual Budget” has the meaning set forth in Section 5.17.

“Approved Sublease Parameters” shall mean a sublease between Master Tenant, as landlord, and a subtenant, as tenant meeting the following parameters:

(1)	such sublease is an arm’s length transaction on commercially reasonable terms;

(2)	(a) the subtenant shall be of a type that complies with Legal Requirements and (b) the use of the applicable Property shall not be a Prohibited Use and shall otherwise be in compliance with the terms hereof;

(3)	such sublease provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the subtenant);

(4)	such sublease demises fifty percent (50%) or less than the total rental square footage of the applicable Property and/or such sublease, when aggregated with all other subleases then in effect for the Properties, demises not more than fifty percent (50%) of the total rental square footage of the Properties;

(5)	such sublease does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect;

(6)	such sublease has a term of, (x) with respect to any Ground Leased Parcel, ending on or before the term of the applicable Ground Lease (including possible extensions and renewals thereof) in effect for such Ground Leased Parcel and (y) with respect to all other Properties, at least 60 months and not more than 360 months (including all possible extensions and renewals thereof), but in no event ending on or after the term of the Master Lease (including possible extensions and renewals thereof);

(7)	such sublease does not impose any obligations or liabilities on Property Owner, Borrower or Master Tenant other than those obligations or liabilities imposed on commercially reasonable terms in the ordinary course of business;

(8)	such sublease does not contain any option to purchase, or any right of first refusal to purchase or other similar right to acquire all or any portion of the applicable Property unless such option or right requires the holder thereof to pay Borrower and Property Owner a purchase price equal to or greater than the sum of the Principal Release Price for the Collateral relating to such Property and the “Principal Release Price” (as defined in the Mortgage Loan Agreement) for the related Property;

(9)	such sublease provides that no further sublease shall be permitted unless such sublease satisfies the Approved Sublease Parameters;

(10)	such sublease does not prevent Loss Proceeds from being held and disbursed by Lender in accordance with the terms of the Loan Documents; and

(11)	such sublease does not conflict with any Legal Requirements, any Ground Lease, the terms and conditions of Section 5.15 hereof, or any of the terms of the Master Lease.

“Assignment” has the meaning set forth in Section 9.7(b).

“Assumption” has the meaning set forth in Section 2.3.

“Available Excess Cash” has the meaning set forth in the Mortgage Loan Agreement.

“Bankruptcy Code” has the meaning set forth in Section 7.1(d).

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Borrower Tax” means any U.S. Tax and any present or future tax, assessment or other charge or levy imposed by, or on behalf of, any jurisdiction through which or from which payments due hereunder are made by or on behalf of Borrower (or any taxing authority thereof).

“Braintree Condominium” means the Marketplace at Braintree Condominium governing Store #6383 in Braintree, Massachusetts.

“Budgeted Operating Expense” has the meaning set forth in the Mortgage Loan Agreement.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Expenditure” means, with respect to any Property, hard and soft costs incurred by Property Owner with respect to replacements and capital repairs or improvements made to such Property (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of any Property.

“Cause” means, with respect to an Independent Director, (i) acts or omissions have been committed by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (iii) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director” or if such Person is no longer employed by the independent director service provider set forth in the definition of “Independent Director”, (iv) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan or the Mortgage Loan, as the case may be.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all assets owned from time to time by Borrower, including (i) 100% of the issued and outstanding limited liability company interests in Property Owner, (ii) the Account Collateral, (iii) all other collateral pledged under the Pledge Agreement, and (iv) all other tangible and intangible property in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Collateral Account” means each of the accounts and sub-accounts established pursuant to Article III hereof.

“Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest therein, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority; provided, however, that “Condemnation” shall not include the grant of any easement to the extent that the same would not reasonably be expected to have a Material Adverse Effect on such Property.

“Condominium” means the Braintree Condominium and the Northville Condominium.

“Condominium Act” means, collectively, all Legal Requirements applicable to the respective Condominium.

“Condominium Association” means, collectively, (i) the “Trust” as such term is defined in the Condominium Documents of the Braintree Condominium and (ii) the “Administrator” as such term is defined in the Condominium Documents of the Northville Condominium.

“Condominium Documents” means, collectively, the condominium declaration, the condominium by-laws, any rules and regulations promulgated thereunder, and any and all other documents and agreements binding upon, governing or otherwise pertaining to each respective Condominium and/or the respective Condominium Association.

“Condominium Unit” means each individual unit in the respective Condominium (together with all interests appurtenant thereto).

“Contingent Obligation” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to provide funds for payment, or to supply funds to invest in any other Person.

“Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).

“Damages” to a Person means any and all actual, documented, out-of-pocket liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such party, whether based on any federal, state, local or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise; provided, however, that “Damages” shall not include special, consequential or punitive damages, except to the extent imposed upon Lender by one or more third parties.

“Dark” means, with respect to any Property, if such Property is not open for business to the public for a period of one hundred twenty (120) consecutive days, unless (i) such Property is temporarily closed for maintenance or compliance with Legal Requirements or (ii) such closure is a result of a Casualty or Condemnation and Property Owner or Master Tenant (A) promptly and diligently pursues and completes repair or restoration of such Property, or takes other appropriate actions to resolve such closure and (B) reopens such Property to the public no later than two hundred seventy (270) days after the date of the initial closure.

“Dark Limit” means, as of any date of determination, twenty percent (20%) of the Properties that remain subject to the Lien of the Mortgages as of such date.

“Dark Property” means, as of any date of determination, any Property that is Dark.

“Debt” means, with respect to any Person, without duplication:

(i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), for borrowed money or for the deferred purchase price of property or services;

(ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions that are not yet due and payable;

(iv) all Contingent Obligations of such Person;

(v) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements; and

(vi) any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

“Default” means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Note, 3% per annum in excess of the interest rate otherwise applicable to such Note hereunder; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.

“Deferred Maintenance Conditions” has the meaning set forth in the Mortgage Loan Agreement.

“Domestic Services Agreement” means that certain Domestic Services Agreement, dated as of January 29, 2006, by and among, Master Tenant, Property Owner and certain Affiliates of Property Owner party thereto, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified.

“EEA Bail-In Action” means the exercise of any EEA Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“EEA Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EEA Bail-In Legislation Schedule.

“EEA Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EEA Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the EEA Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EEA Bail-In Legislation Schedule.

“Eligible Account” means an account or book-entry subaccount maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution.

“Eligible Institution” has the meaning set forth in the Mortgage Loan Agreement.

“Embargoed Person” means any Person subject to trade restrictions under any Federal Trade Embargo.

“Engineering Report” means a structural and seismic engineering report or reports (including a “probable maximum loss” calculation, if applicable) with respect to each of the Properties prepared by an independent engineer reasonably approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Indemnity” means that certain environmental indemnity agreement executed by Borrower and Sponsor as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as principals of common law, and any judicial or administrative orders, decrees or judgments thereunder, , relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of the Use or Release of Hazardous Substances on property, health or safety, (iii) the Use or Release of Hazardous Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare (each solely to the extent related to the Use or Release of Hazardous Substances) or (v) the liability for or costs of other actual or threatened danger to the environment or human health (with respect to exposure to Hazardous Substances). The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation, and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (to the extent related to exposure to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, federal state and local laws, statutes ordinances, rules, regulations and the like, as well as principals of common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-13 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Escrow Refunds” has the meaning set forth in the Mortgage Loan Agreement.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Release Proceeds” shall mean any and all Net Proceeds received by Property Owner or Borrower in connection with the release of any portion of the Collateral pursuant to Section 2.2 hereof in excess of the sum of the Principal Release Price, the “Principal Release Price” (as defined in the Mortgage Loan Agreement) of the Property to which such Collateral relates and the Release Deposit Amount (if any).

“Exception Report” means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.

“Exculpated Person” means each Person that is an affiliate, equityholder, beneficiary, trustee, member, officer, director, agent, manager, independent manager, employee or partner of Borrower or Sponsor.

“Extension Term” has the meaning set forth in Section 1.1(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“Federal Trade Embargo” means any federal law imposing trade restrictions, including (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (ii) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended), (iii) any enabling legislation or executive order relating to the foregoing, (iv) Executive Order 13224, and (v) the PATRIOT Act.

“Fee Acquisition” has the meaning set forth in the Mortgage Loan Agreement.

“Fiscal Quarter” means the 13-week or 14-week period after the preceding fiscal year or quarter end date, generally ending on the Saturday nearest to April 30, July 31, October 31 and January 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, delayed or conditioned.

“Fiscal Year” means each 52-week or 53-week period ending on the Saturday nearest to January 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld, delayed or conditioned.

“Fitch” means Fitch, Inc. and its successors.

“Force Majeure” means a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower; provided that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all commercially reasonable efforts to minimize the duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds unless caused by the events set forth in the definition hereof.

“Four-Wall EBITDAR” has the meaning set forth in the Mortgage Loan Agreement.

“Four-Wall EBITDAR to Rent Ratio” has the meaning set forth in the Mortgage Loan Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Giraffe Holdings” means Giraffe Holdings, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any court).

“Ground Lease” means, with respect to each Property, any ground lease described in the applicable Title Insurance Policy or the applicable Mortgage, as such ground lease may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Leased Parcel” means, with respect to each Property, any portion of such Property with respect to which Property Owner is the lessee under a Ground Lease.

“Ground Rent” means rent payable by Property Owner pursuant to the Ground Lease, if any.

“Guaranty” means that certain guaranty, dated as of the Closing Date, executed by Sponsor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under applicable Environmental Laws or the presence of which on, in or under any of the Properties is prohibited or requires investigation or remediation under applicable Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Properties that are used at the Properties in compliance with all Environmental Laws and in a manner that does not result in contamination of any Property or in a Material Adverse Effect.

“Increased Costs” has the meaning set forth in Section 1.4(e).

“Indebtedness” means the Principal Indebtedness, together with interest and all other monetary obligations and liabilities of Borrower under the Loan Documents, including all transaction costs, Yield Maintenance Premiums (to the extent payable hereunder), late fees and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 9.17.

“Independent Director” of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, Delaware Trust, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an affiliate of Borrower or Property Owner and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors of such corporation or limited liability company or as a “manager” of such limited liability company within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than as an independent director or manager of an affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

(ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a Single-Purpose Entity affiliated with the corporation or limited liability company in question shall not be disqualified from serving as an Independent Director of such corporation or limited liability company, provided that the fees that such natural person earns from serving as Independent Director of affiliates of such corporation or limited liability company in any given year constitute in the aggregate less than five percent of such natural person’s annual income for that year. The same natural persons may not serve as Independent Directors of a corporation or limited liability company and, at the same time, serve as Independent Directors of an equityholder or member of such corporation or limited liability company.

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement or the Mortgage Loan Agreement and (ii) all material regulations and then-current standards applicable to or affecting any of the Properties or any portion thereof which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any of the Properties.

“Intercreditor Agreement” has the meaning set forth in Section 9.33.

“Interest Accrual Period” means each period from and including the 15th day of a calendar month through and including the 14th day of the immediately succeeding calendar month; provided, that, prior to a Securitization, Lender shall have the right, in connection with a change in the Payment Date in accordance with the definition thereof, to make a corresponding change to the Interest Accrual Period. Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the Closing Date.

“Interest Rate” means 12.5% per annum.

“Irrevocable Redirection Letter” means that certain Irrevocable Redirection Letter, dated as of the date hereof, from Property Owner to Mortgage Lender, and acknowledged and agreed to by Borrower, Lender and Mortgage Lender.

“Lead Lender” means Brigade Leveraged Capital Structures Fund Ltd. or, from time to time, a single Lender that is either then the sole Lender or has otherwise been designated as the replacement Lead Lender by the then current Lead Lender.

“Lease” means any lease (including, without limitation, the Master Lease), license, letting, concession, occupancy agreement, sublease to which Property Owner, Master Tenant or any other Person is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Property Owner and Master Tenant is a lessor, sublessor, licensor or other grantor existing as of the Closing Date or thereafter entered into by Property Owner and Master Tenant, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws and zoning restrictions) affecting Borrower, Property Owner, Sponsor, Master Tenant, the Properties or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

“Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

“Lending Parties” has the meaning set forth in Section 9.23(a).

“Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, security interest, restrictive covenant, easement, or any other encumbrance on or affecting any Mortgage Loan Collateral or Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).

“Loan” has the meaning set forth in Section 1.1(a).

“Loan Amount” means Eighty-Eight Million and No/100 Dollars ($88,000,000).

“Loan Documents” means this Agreement, the Note, the Pledge Agreement (and related financing statements), the Environmental Indemnity, the Subordination of Domestic Services Agreement, the Guaranty, the Irrevocable Redirection Letter and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above or hereafter entered into by Lender and Borrower in connection with the Loan, as all of the aforesaid may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Lockbox Account” has the meaning set forth in the Mortgage Loan Agreement.

“Lockbox Account Agreement” has the meaning set forth in Section 3.1(a).

“Loss Proceeds” means amounts, awards or payments payable to Borrower, Property Owner, Lender and/or Mortgage Lender in respect of all or any portion of any Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower, Property Owner, Lender and/or Mortgage Lender, respectively, of any and all reasonable expenses incurred by such Persons in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Mandatory Mezzanine Prepayment” means any and all (i) Available Excess Cash, (ii) Escrow Refunds and (iii) Excess Release Proceeds.

“Master Lease” means that certain Second Amended and Restated Master Lease, dated as of the date hereof, by and between Borrower, as landlord, and Master Tenant, as tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Master Lease Rents” shall mean all amounts payable to Borrower on account of or by virtue of the Master Lease, but, for avoidance of doubt, excluding any Ground Rent.

“Master Tenant” means Toys “R” Us-Delaware, Inc., together with its permitted successors and assigns.

“Material Adverse Effect” means a material adverse effect upon (i) Property Owner’s title to any Property and/or Borrower’s title to the Collateral, (ii) the ability of the Properties to generate net cash flow sufficient to service the Loan and the Mortgage Loan, (iii) the ability of Borrower, Property Owner or Sponsor to perform any material provision of any Loan Document or Mortgage Loan Document, as the case may be, (iv) Lender’s ability to enforce and derive the principal benefit of the security intended to be provided by the Pledge Agreement and the other Loan Documents, or (v) the value of the Collateral, or the value, use or operation of any individual Property or the operation or occupancy thereof.

“Material Agreements” means each contract and agreement (other than Leases, the Domestic Services Agreement and any contract or agreement for financial and consulting services entered into on an arm’s length basis and having commercially reasonable, market terms and pursuant to which at least one other Person other than Property Owner or Borrower is an obligor) entered into by Borrower or Property Owner, or otherwise imposing obligations on Borrower or Property Owner, under which Borrower or Property Owner would have the obligation to pay more than $500,000 per annum or that cannot be terminated by Borrower or Property Owner without cause upon 60 days’ notice or less without payment of a termination fee, or that is with an affiliate of Borrower or Property Owner.

“Material Alteration” means any Alteration to be performed by or on behalf of Borrower or Property Owner at any of the Properties that (a) is reasonably expected to result in a Material Adverse Effect with respect to the applicable Property, or (b) is reasonably expected to cost in excess of the Threshold Amount, as determined by an independent architect (except for Alterations in connection with (i) Tenant Improvements under and pursuant to Leases existing as of the Closing Date (pursuant to the terms thereof in existence as of the Closing Date) or Leases thereafter entered into in accordance with this Agreement, (ii) Alterations by Tenants pursuant to Leases that are permitted or do not require landlord’s approval or funds of landlord, in each case under the applicable Lease, (iii) the remediation of any Deferred Maintenance Condition in accordance with the Mortgage Loan Agreement, (iv) restoration of a Property following a Casualty or Condemnation in accordance with the Mortgage Loan Agreement), (v) any Alterations required pursuant to applicable law, (vi) Alterations included on any Approved Annual Budget and (vii) non-structural, cosmetic Alterations to the Property, such as painting, carpeting, and installation of tenant fixtures).

“Material Sublease Period” means any period during which twenty-five percent (25%) or more of the rentable square feet of the Properties, in the aggregate, are subject to a sublease between Master Tenant, as landlord, and a subtenant, as tenant.

“Maturity Date” means the Payment Date in November, 2019, as same may be extended in accordance with Section 1.1(d), or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

“Mezzanine Loan Permitted Encumbrances” means, collectively, the Liens created by the Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Morningstar” means Morningstar Credit Ratings, LLC or its applicable affiliate, and its successors.

“Mortgage” has the meaning set forth in the Mortgage Loan Agreement.

“Mortgage Lender” means, collectively, Goldman Sachs Mortgage Company, a New York limited partnership, and Bank of America, N.A., a national banking association, or any successor or assign thereof as “Lender” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan” means that certain mortgage loan made on the date hereof by Mortgage Lender to Property Owner.

“Mortgage Loan Agreement” means that certain Loan Agreement, dated as of the date hereof, by and among Mortgage Lender and Property Owner, pursuant to which the Mortgage Loan was made as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Mortgage Loan Cash Management Account” means the “Cash Management Account” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Cash Management Agreement” means the “Cash Management and Control Agreement” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Collateral” means the “Collateral” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Collateral Accounts” means the “Collateral Accounts” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” means the “Loan Documents” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Event of Default” means an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Permitted Encumbrances” means “Permitted Encumbrances” as defined in the Mortgage Loan Agreement.

“Net Operating Income” has the meaning set forth in the Mortgage Loan Agreement.

“Net Sales Proceeds” has the meaning set forth in the Mortgage Loan Agreement.

“Nonconsolidation Opinion” means the opinion letter, dated the Closing Date, delivered by Borrower’s counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

“Northville Condominium” means the Woodridge Grove, Wayne County Condominium Subdivision governing Store # 9249 in Northville, Michigan.

“Note(s)” means, individually and/or collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9 and Note A-10, which collectively evidence the Loan.

“Note A-1” means that certain Mezzanine Promissory Note A-1 in the original principal amount of $25,000,000.00, dated as of the Closing Date, made by Borrower to Lead Lender, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-2” means that certain Mezzanine Promissory Note A-2 in the original principal amount of $23,500,000.00, dated as of the Closing Date, made by Borrower to Brigade Credit Fund II Ltd., as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-3” means that certain Mezzanine Promissory Note A-3 in the original principal amount of $15,000,000.00, dated as of the Closing Date, made by Borrower to Brigade Structured Credit Fund Ltd., as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-4” means that certain Mezzanine Promissory Note A-4 in the original principal amount of $6,100,000.00, dated as of the Closing Date, made by Borrower to Los Angeles County Employees Retirement Association, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-5” means that certain Mezzanine Promissory Note A-5 in the original principal amount of $5,500,000.00, dated as of the Closing Date, made by Borrower to Brigade Distressed Value Master Fund Ltd., as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-6” means that certain Mezzanine Promissory Note A-6 in the original principal amount of $3,200,000.00, dated as of the Closing Date, made by Borrower to The Coca-Cola Company Master Retirement Trust, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-7” means that certain Mezzanine Promissory Note A-7 in the original principal amount of $2,800,000.00, dated as of the Closing Date, made by Borrower to FedEx Corporation Employees’ Pension Trust, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-8” means that certain Mezzanine Promissory Note A-8 in the original principal amount of $2,700,000.00, dated as of the Closing Date, made by Borrower to Delta Master Trust, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-9” means that certain Mezzanine Promissory Note A-9 in the original principal amount of $2,200,000.00, dated as of the Closing Date, made by Borrower to Brigade Opportunistic Credit Fund—ICIP, Ltd., as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-10” means that certain Mezzanine Promissory Note A-9 in the original principal amount of $2,000,000.00, dated as of the Closing Date, made by Borrower to Brigade Opportunistic Credit Fund 16 LLC, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department,

Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible at http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

“Officer’s Certificate” means a certificate delivered to Lender that is signed by an authorized officer of Borrower and certifies the information therein to such officer’s actual knowledge.

“Other Connection Taxes” means, with respect to any Lender or Person to whom there has been an Assignment or Participation of a Loan, as applicable, taxes imposed as a result of a present or former connection between such Lender or Person and the jurisdiction imposing such tax (other than connections arising from such Lender or Person having executed, delivered, become a party to, performed its obligations under, received payments under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“PACE Debt” means any amounts owed in respect of energy retrofit lending programs, commonly known as “PACE loans”. For avoidance of doubt, PACE Debt is not Permitted Debt and Liens securing PACE Debt are not Permitted Encumbrances.

“Par Prepayment Date” means the first Payment Date following the 18-month anniversary of the Closing Date.

“Participant Register” has the meaning set forth in Section 9.7(c).

“Participation” has the meaning set forth in Section 9.7(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001), as amended from time to time.

“Payment Date” means, with respect to each Interest Accrual Period, the ninth day of the calendar month in which such Interest Accrual Period ends; provided, that prior to a Securitization, Lender shall have the right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made. Whenever a Payment Date is not a Business Day, the entire amount that would have been due and payable on such Payment Date shall instead be due and payable on the immediately preceding Business Day.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business).

“Permitted Debt” means:

(a) with respect to Property Owner, the “Permitted Debt” as defined in the Mortgage Loan Agreement as in effect on the date hereof; and

(b) (i) the Indebtedness and (ii) items related thereto, including, without limitation, indebtedness not to exceed (1) that which is required for Borrower’s on-going administration and compliance with the Loan Documents plus (2) $10,000, and in each case of (1) and (2) is not material in the aggregate that is incidental to Borrower’s activities as a member of Property Owner.

“Permitted Encumbrances” means collectively, the Mortgage Loan Permitted Encumbrances and the Mezzanine Loan Permitted Encumbrances.

“Permitted Investments” has the meaning set forth in the Mortgage Loan Agreement (except that any consent of Mortgage Lender required thereunder shall for purposes hereof also require the consent of Lender).

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets” means assets, within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, executed by Borrower in favor of Lender, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Policies” has the meaning set forth in the Mortgage Loan Agreement.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.

“Principal Release Price” means in connection with a release of the portion of the Collateral relating to a Property pursuant to Section 2.2 of this Agreement, an amount equal to (i) if less than $44,000,000 has been prepaid pursuant to Section 2.2 of this Agreement, then one hundred ten percent (110%) of the Allocated Loan Amount of such Property being released, and (ii) if $44,000,000 or more has been prepaid pursuant to Section 2.2 of this Agreement, then one hundred fifteen percent (115%) of the Allocated Loan Amount of such Property being released thereafter.

“Prior Loan” has the meaning set forth in Section 4.17(c).

“Prohibited Change of Control” means the occurrence of either or both of the following: (i) the failure of Property Owner and/or Borrower to be Controlled by Sponsor or one or more Qualified Equityholders (individually or collectively), or (ii) the failure of Master Tenant, Borrower or Property Owner to be Controlled by Sponsor or the same Qualified Equityholder(s) that Control Borrower.

“Prohibited Pledge” has the meaning set forth in Section 7.1(f).

“Prohibited Use” means any use or proposed use of any Property or portion thereof for the following:

(i) any mortuary, funeral home or crematorium;

(ii) any massage parlor appealing to prurient interests;

(iii) any adult book or film store, adult entertainment nightclub or similar business appealing to prurient interests or selling or displaying pornographic or obscene materials;

(iv) any motor fuel or other hydrocarbon filling or dispensing station (other than a business that sells pre-filled propane tanks or dispenses and sells propane from an above-ground propane storage tank located on such Property as an ancillary part of its business and in accordance with applicable Legal Requirements);

(v) any manufacturing, distilling, refining, smelting, agricultural (other than the sale of agricultural items and maintenance area devoted to the sale of garden items, plants, shrubs and gardening and farming supplies and tools) or mining operation;

(vi) any living quarters, sleeping apartments or lodging rooms;

(vii) any animal raising facility (except that this provision shall not prohibit a veterinary hospital or pet shops or the maintenance of live animals for sale or the provision of veterinary services in conjunction with the operation of any such pet shop);

(viii) any flea market, amusement park, pool or billiard hall, dance hall or discotheque, carnival, circus, casino, bingo parlor, gaming hall, off-track betting parlor or other gambling operation or facility (except that a business may sell sale of lottery tickets and similar gaming activities as an ancillary part of its business and a restaurant may contain an arcade or similar facility for its customers, provided that such arcade or similar facility is not the primary use of the Property for example, Dave & Buster’s, Chuck E. Cheese’s and such similar establishments are permitted uses);

(ix) any central laundry, dry cleaning facility or laundromat;

(x) any use which produces explosion or other damaging or dangerous hazard (including the storage, display or sale of explosives or fireworks) (but excluding the sale of propane as permitted by clause (iv) above);

(xi) any use which violates any of the Permitted Encumbrances; or

(xii) any so called “head shop,” “marijuana dispensary” or other similar business engaged in the sale of marijuana, rolling paper or other drug paraphernalia.

“Properties” means the real property described on Schedule A, together with all buildings and other improvements thereon and all personal property appurtenant thereto; and “Property” means an individual property included in the Properties or all Properties collectively, as the context may require.

“Property Owner” means Toys “R” Us Property Company II, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Qualified Equityholder” means (i) Sponsor, (ii) Bain Capital Partners, LLC, (iii) Kohlberg Kravis Roberts & Co. L.P., (iv) Vornado Realty Trust, (v) any Person approved by Lender with respect to which the Rating Condition is satisfied, or (vi) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing or any wholly-owned subsidiary of such Person which is Controlled by such Person, provided in each case under this clause (vi) that such Person (x) has total assets (in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $500,000,000 (in both cases, exclusive of the Properties), and (y) is regularly engaged in the business of owning and operating comparable properties, or (vii) with respect to clauses (i) through (vi) above, any wholly-owned subsidiary of such Person which is Controlled by such Person.

“Rating Agency” means, prior to the final Securitization of the Loan, each of S&P and Morningstar, or any other nationally-recognized statistical rating agency that has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates (excluding unsolicited ratings).

“Rating Condition” means, with respect to any proposed action, the receipt by Lender of confirmation in writing from each of the Rating Agencies that continues to rate the outstanding Certificates that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Certificates; except that if all or any portion of the Loan has not been Securitized pursuant to a Securitization rated by the Rating Agencies, then “Rating Condition” shall instead mean the receipt of prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been Securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies and such Rating Agencies continue to rate the outstanding Certificates), and (y) Lender in its sole discretion (unless this Agreement otherwise provides that Lender will act in its reasonable discretion). No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied. Lender shall have the right in its sole discretion to waive a Rating Condition requirement with respect to any Rating Agency that Lender determines has declined to review the applicable proposal.

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or other disposing of Hazardous Substances into or through the indoor or outdoor environment, and “Released” has the meaning correlative thereto.

“Release Deposit Amount” has the meaning set forth in Section 2.2(c).

“Rent Instruction” means that certain obligation contained in the Master Lease with respect to payments of Master Lease Rent directly into the Lockbox Account.

“Revenues” has the meaning set forth in the Mortgage Loan Agreement.

“S&P” means Standard & Poor’s Ratings Services, and its successors.

“Securitization” means a transaction in which, in the case of the Loan, all or any portion of the Loan is deposited into one or more trusts which issue Certificates to investors, or a similar transaction, and, in the case of the Mortgage Loan, all or any portion of the Mortgage Loan is deposited into one or more trusts which issue Certificates to investors, or a similar transaction; and the terms “Securitize” and “Securitized” have meanings correlative to the foregoing.

“Servicer” means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan. If at any time no entity is so appointed, the term “Servicer” shall be deemed to refer to Lender.

“Severed Loan Documents” has the meaning set forth in Section 7.2(e).

“Single-Purpose Entity” means (x) with respect to Property Owner, a “Single-Purpose Entity” as such term is defined in the Mortgage Loan Agreement and (y) with respect to Borrower, a Person that:

(a) was formed under the laws of the State of Delaware solely for the purpose of acquiring and holding an ownership interest in Property Owner;

(b) does not engage in any business unrelated to its ownership interest in Property Owner;

(c) does not own any assets other than those related to its ownership interest in Property Owner (and does not and will not own any assets on which Lender does not have a Lien, other than excess cash that has been released to Borrower by Property Owner in accordance with the terms of the Mortgage Loan Agreement);

(d) does not have any Debt other than Permitted Debt;

(e) maintains books, accounts, records and financial statements that are separate and apart from those of any other Person and does not list its assets as assets on the financial statement of any other Person (except that such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an Affiliate of such Person in accordance with GAAP, provided that (i) appropriate notation is made on such consolidated financial statements to indicate the separateness of such Person from such Affiliate and to indicate that such Person’s assets and credit are not available to satisfy the debts or other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Person’s own separate balance sheet);

maintains stationery, invoices and checks (if any) bearing its own name;

(g) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date;

(h) holds itself out as being a Person separate and apart from each other Person and does not identify itself as a division or part of another Person and holds itself out of the public as a legal entity separate and distinct from any other Person;

(i) conducts its business solely in its own name;

(j) corrects any misunderstanding actually known to it regarding its separate identity, maintains an arms’-length relationship with its Affiliates and only enters into a transaction, contract or agreement with an Affiliate in the ordinary course of business upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms’-length basis with unaffiliated third parties;

(k) pays its own liabilities out of its own funds, including the salaries of its own employees, if any (provided that the foregoing shall not require such Person’s equityholders to make any additional capital contributions or loans to such Person) and fairly and reasonably allocates any overhead that is shared with an Affiliate, including paying for shared office space and services performed by any officer or employee of an Affiliate;

(l) maintains a sufficient number of employees, if any, in light of its contemplated business operations;

(m) conducts its business so that the assumptions made with respect to it that are contained in the Nonconsolidation Opinion shall at all times be true and correct in all material respects;

(n) maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(o) observes all applicable entity-level formalities in all material respects;

(p) does not commingle its assets with those of any other Person, and holds its assets in its own name;

(q) does not assume, guarantee or become obligated for the debts or obligations of any other Person, and does not hold out its assets or credit as being available to satisfy the debts, obligations or securities of others;

(r) does not hold out its assets or credit of any Affiliate as being available to satisfy its debts or obligations;

(s) does not acquire obligations or securities of its direct or indirect equityholders;

(t) does not pledge its assets for the benefit of any other Person and does not make any loans or advances to any other Person;

(u) intends to maintain adequate capital in light of its contemplated business operations (provided that the foregoing shall not require such Person’s partners, members or shareholders to make any additional capital contributions or loans to such Person);

(v) has two Independent Directors and has organizational documents that (i) provide that the Independent Directors shall consider only the interests of Borrower, including its creditors, and shall have no fiduciary duties to Borrower’s equityholders (except to the extent of their respective interests in Borrower), and (ii) prohibit the replacement of any Independent Director without Cause and without giving at least two Business Days’ prior written notice to Lender and the Rating Agencies (except in the case of the death, legal incapacity, or voluntary non-collusive resignation of an Independent Director, in which case no prior notice to Lender or the Rating Agencies shall be required in connection with the replacement of such Independent Director with a new Independent Director that is provided by any of the companies listed in the definition of “Independent Director”);

(w) if it is a single member limited liability company, has organizational documents that provide that upon the occurrence of any event that causes it to have no members while the Loan is outstanding, at least one of its Independent Directors shall automatically be admitted as its sole member and shall preserve and continue its existence without dissolution;

(x) files its own tax returns separate from those of any other Person, except to the extent it is not required to file tax returns under applicable law, and pays any taxes required to be paid by it under applicable law only from its own funds; and

(y) has by-laws or an operating agreement which provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i)	the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (to the fullest extent permitted by law);

(ii)	the engagement by such Person in any business other than the acquisition and holding of the ownership interests in Property Owner;

(iii)	the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person, admitting in writing in a legal proceeding such Person’s inability to pay its debts generally as they become due (unless failure to do so is a violation of law), in each case, in respect of itself, without the affirmative vote of both of its Independent Directors; and

(iv)	any amendment or modification of any provision of its organizational documents relating to qualification as a “Single-Purpose Entity”.

“Sponsor” means Toys “R” Us, Inc., a Delaware corporation.

“Subordination of Domestic Services Agreement” means that certain Consent and Agreement of Manager and Subordination of Domestic Services Agreement executed by Borrower and Master Tenant as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Successor Borrower” means a Single-Purpose Entity that is Controlled by one or more Qualified Equityholders and is the owner of all of the direct ownership interests in a Successor Property Owner.

“Successor Property Owner” means a “Successor Borrower” as defined in the Mortgage Loan Agreement.

“Survey” means, with respect to each Property, a land title survey thereof, certified to Property Owner, the title company issuing the applicable Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Properties or Property Owner with respect to the Properties or rents therefrom or that may become Liens upon any of the Properties, without deduction for any amounts reimbursable to Property Owner by third parties.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Test Period” means each 12-month period ending on the last day of a Fiscal Quarter.

“Threshold Amount” has the meaning set forth in the Mortgage Loan Agreement.

“Title Insurance Policy” means, as the context may require, (i) the Title Insurance Policy, as defined in the Mortgage Loan Agreement, (ii) a UCC insurance policy insuring Lender’s first-priority perfected security interest in 100% of the limited liability company interests in Property Owner pledged by Borrower to Lender pursuant to the Pledge Agreement, and otherwise in form and substance reasonably acceptable to Lender, and (iii) an owner’s title insurance policy in favor of Property Owner with a “Mezzanine Lender’s Financing Endorsement”, in form and substance reasonably satisfactory to Lender.

“Transaction” means, collectively, the transactions contemplated and/or financed by the Loan Documents.

“Transfer” means (i) the sale or other whole or partial conveyance of all or any portion of the Mortgage Loan Collateral or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of the Mortgage Loan Collateral or the subjecting of any portion of the Mortgage Loan Collateral to restrictions on transfer; except that the conveyance of a space lease at a Property in accordance herewith shall not constitute a Transfer or (ii) the sale or other whole or partial conveyance of all or any portion of the Collateral or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of the Collateral or the subjecting of any portion of the Collateral to restrictions on transfer.

“Treasury Constant Yield” means the arithmetic mean of the rates published as “Treasury Constant Maturities” as of 5:00 p.m., New York time, for the five Business Days preceding the date on which prepayment is made or acceleration has been declared as shown on the USD screen of Reuters (or such other page as may replace that page on that service, or such other page or replacement therefor on any successor service), or if such service is not available, the Bloomberg Service (or any successor service), or if neither Reuters nor the Bloomberg Service is available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System, for “On the Run” U.S. Treasury obligations corresponding to the date on which prepayment is made or acceleration has been declared. If no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

“Trigger Period” has the meaning set forth in the Mortgage Loan Agreement.

“True Lease Opinion” means that certain true lease opinion letter dated the date hereof delivered by Latham & Watkins LLP in connection with the Loan.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax” means any present or future tax, assessment, impost, duty, deduction, withholding (including backup withholding), fee or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or thereunder, including any interest, additions to tax, or penalties applicable thereto.

“Waste” means any material physical abuse or destructive use of any Property.

“Yield Maintenance Premium” means, (i) with respect to any acceleration of Indebtedness or payment of principal on the Note on or prior to the Par Prepayment Date, the product of:

(A) a fraction whose numerator is (x) the amount so paid or (y) the principal balance of the Note amount so accelerated and whose denominator is the outstanding principal balance of the Note before giving effect to such payment (or acceleration), times

(B) the amount by which (1) the sum of the respective present values, computed as of the date of acceleration or prepayment, of the remaining scheduled payments of principal and interest with respect to the Note through and including the Par Prepayment Date (excluding accrued but unpaid interest to the date of the prepayment or date of acceleration, as applicable), determined by discounting such scheduled payments to the date on which such acceleration or prepayment is made at the Treasury Constant Yield, exceeds (2) the outstanding principal balance of the Note before giving effect to such payment (or acceleration); and

(ii) with respect to any acceleration of Indebtedness or payment of principal on the Note following the Par Prepayment Date, Zero Dollars ($0.00). The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon all parties.

(b) Rules of Construction. Unless otherwise specified, (i) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement, (ii) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (iii) “including” means “including, but not limited to”, (iv) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument, (v) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, article, section or other subdivision of this Agreement, (vi) unless otherwise indicated, all references to “this Section” shall refer to the Section of this Agreement in which such reference appears in its entirety and not to any particular clause or subsection or such Section, (vii) the use of the phrases “an Event of Default exists”, “during the continuance of an Event of Default” or similar phrases in the Loan Documents shall not be deemed to grant Borrower any right to cure an Event of Default, and each Event of Default shall continue unless and until the same is waived by Lender in writing in accordance with the requirements of the Loan Documents, (viii) terms used herein and defined by cross-reference to another agreement or document shall have the meaning set forth in such other agreement or document as of the Closing Date (notwithstanding any subsequent amendment, restatement, termination or modification of such other agreement or document), except that if the definition set forth in such other agreement or document contains any requirement that a matter be approved or consented to by Mortgage Lender then for purposes hereof the consent of Lender shall also be required, and (ix) any capitalized term used herein and not otherwise defined shall have the meaning ascribed thereto in the Mortgage Loan Agreement. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as the same may be modified in this Agreement. Any provision contained in this Agreement or in any of the other Loan Documents to the effect that Borrower shall cause, permit or allow Property Owner to act or to refrain from acting in any manner, or to the effect that Borrower shall itself act or refrain from acting in any manner with respect to the Property, or Borrower represents or warrants on behalf or, or covenants on behalf of, Property Owner, or with respect to the Property, shall be construed as meaning that Borrower shall do so in Borrower’s capacity as the owner of the equity interests in Property Owner in accordance with Legal Requirements and applicable organizational documents and not directly with respect to the Property Owner or the Property in any other matter that would violate the covenants contained in Section 4.17 of this Agreement, any other similar covenants contained in the Borrower’s or Property Owner’s organizational documents, or any other similar covenants contained in the Mortgage Loan Documents.

Notwithstanding anything to the contrary contained herein, including references to the Mortgage Loan or to capitalized terms being defined in the Mortgage Loan Agreement, (a) except as otherwise expressly set forth herein, (i) nothing herein creates any obligation of Borrower with respect to any of the Mortgage Loan Documents, (ii) Borrower has no obligations to comply with and shall not be liable under any Mortgage Loan Document and (b) nothing herein creates any obligation of Mortgage Borrower with respect to any of the Loan Documents and Mortgage Borrower does not have any obligations to comply with and shall not be liable under this Agreement or any Loan Document.

ARTICLE I

GENERAL TERMS

Section 1.1. The Loan; Term.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Loan”) in an amount equal to the Loan Amount. The Loan shall be represented by the Notes that shall bear interest as described in this Agreement at a per annum rate equal to the Interest Rate. Interest payable hereunder shall be computed on the basis of a 360-day year and a 30-day calendar month.

(b) The Loan shall be secured by the Collateral pursuant to the Pledge Agreement and the other Loan Documents.

(c) Borrower shall have two (2) successive options to extend the scheduled Maturity Date of the Loan to the Payment Date in the month containing the one-year anniversary of the Maturity Date as theretofore in effect (the period of each such extension, an “Extension Term”), provided that as a condition to each Extension Term, (i) Borrower shall deliver to Lender written notice of such extension at least 30 and not more than 60 days prior to the Maturity Date as theretofore in effect; (ii) no Event of Default shall be continuing on either the date of such notice or the Maturity Date as theretofore in effect; (iii) for the first Extension Term only, either (x) the outstanding principal balance of the Loan as of the date of such extension is less than $41,000,000 or (y) the Four-Wall EBITDAR to Rent Ratio for the Test Period then most recently ended shall be no less than 1.85:1.00, as determined by Lender; (iv) for the second Extension Term only, the Four-Wall EBITDAR to Rent Ratio for the Test Period then most recently ended shall be no less than 2.20:1.00, as determined by Lender; (v) for the second Extension Term only, Borrower shall have paid in respect of such Extension Term an extension fee in an amount equal to 0.25% of the Principal Indebtedness; (vi) Borrower shall have reimbursed Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with such extension; and (vii) provided the Mortgage Loan is outstanding, the Mortgage Loan shall have been extended in accordance with Section 1.1(d) of the Mortgage Loan Agreement, such that the Mortgage Loan shall be coterminous with the Loan after giving effect to such extension, and Borrower shall have delivered to Lender evidence satisfactory to Lender of such extension. If Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate. Borrower shall have the right to prepay the Loan pursuant to and in accordance with Section 2.1 hereof in an amount sufficient to enable Borrower to comply with the financial test set forth in this Section 1.1(c)(iii)(x) above.

Section 1.2. Interest .

(a) On each Payment Date, Borrower shall pay to Lender interest on the Note for the applicable Interest Accrual Period at the Interest Rate (except that in each case, interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default).

Notwithstanding the foregoing, on the Closing Date, Borrower shall pay interest from and including the Closing Date through the end of the first Interest Accrual Period, in lieu of making such payment on the first Payment Date following the Closing Date.

(b) No prepayments of the Loan shall be permitted except for (i) prepayments made pursuant to Section 1.2(d), Section 1.2(f), Section 2.1 and Section 2.2, and (ii) prepayments resulting from Casualty or Condemnation as described in Section 5.16. The entire outstanding Principal Indebtedness, together with all interest thereon through the end of the Interest Accrual Period in which the Maturity Date falls (calculated as if such Principal Indebtedness were outstanding for the entire Interest Accrual Period) and all other amounts then due under the Loan Documents shall be due and payable by Borrower to Lender on the Maturity Date.

(c) Any payments of interest and/or principal not paid when due hereunder shall bear interest at the applicable Default Rate and, in the case of all payments due hereunder other than the repayment of the Principal Indebtedness on the Maturity Date, when paid shall be accompanied by a late fee in an amount equal to the lesser of five percent of such unpaid sum and the maximum amount permitted by applicable law, in order to defray a portion of the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

(d) In the event of a sale (including a foreclosure sale), refinancing, Transfer, or other disposition or liquidation of any or all of the Mortgage Loan Collateral, in each case, during the continuance of, or resulting in, an Event of Default, Borrower shall cause to be paid to Lender as a mandatory prepayment of the Loan, all amounts paid to and actually received by or on behalf of Property Owner, Borrower or any of their respective Affiliates in connection therewith (and to the extent such amounts are not deposited with Mortgage Lender), less any amounts required or permitted to be deducted therefrom and paid to Mortgage Lender pursuant to the Mortgage Loan Documents.

(e) In the event that (i) proceeds are realized by Borrower, Property Owner or any of their respective Affiliates under Property Owner’s Title Insurance Policy with respect to a claim made thereunder, and (ii) such proceeds are not required to be deposited with Mortgage Lender, then Borrower shall cause to be remitted to Lender the amount of such proceeds, less any amount required to cure the applicable title defect and Borrower’s or Property Owner’s reasonable out-of-pocket expenses incurred in connection with effectuating such claim and curing such title defect, and such amount shall be held by Lender in an Eligible Account as additional Collateral for the Loan.

(f) In the event that Borrower receives any Mandatory Mezzanine Prepayment, Borrower shall pay or cause to be paid to Lender as a mandatory prepayment of the Loan such Mandatory Mezzanine Prepayment pursuant to and in accordance with the Irrevocable Redirection Letter (provided that such payment shall not be subject to payment of any Yield Maintenance Premium or other premium or penalty).

Section 1.3. Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower (or from the Mortgage Loan Cash Management Account pursuant to Section 3.2 of the Mortgage Loan Agreement) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender’s sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Notes, in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses. Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

Section 1.4. Taxes; Regulatory Change.

(a) Borrower shall indemnify Lender and hold Lender harmless from and against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority by reason of the execution delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents, except any such taxes or other similar or related charges imposed with respect to an assignment that are Other Connection Taxes.

(b) If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any Borrower Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to the Lender and each Person to whom there has been an Assignment or Participation of a Loan such additional amounts as are necessary in order that the net payment of any amount due hereunder, after deduction for or withholding in respect of any Borrower Tax imposed with respect to such payment (including such deductions and withholdings applicable to additional amounts payable under this Section), will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply (i) to any net income, franchise taxes or branch profits taxes, in each case (A) imposed by the jurisdiction under the laws of which the Lender is organized, has its principal place of business or where its applicable lending office is located or (B) that are Other Connection Taxes, (ii) with respect to any amount of U.S. Tax in effect and applicable to payments to the Lender under the law in effect on the date of this Agreement or the date such Lender changes its lending office (or, for payments made under this Agreement to any Person to whom there has been an Assignment or Participation, with respect to any amount of U.S. Tax imposed by any law in effect and applicable to payments to such Person on the date of such Assignment or Participation), (iii) to any amount of Borrower Taxes imposed solely by reason of the failure of a Lender to comply with Section 1.4(d) below, or (iv) any taxes imposed under FATCA. If Borrower shall fail to pay any Borrower Taxes or other amounts that Borrower is required to pay pursuant to this Section 1.4(b), and Lender or any Person to whom there has been an Assignment or Participation of a Loan pays the same, Borrower shall reimburse Lender or such Person promptly following demand therefor, whether or not such Borrower Taxes were correctly or legally asserted, including any reasonable expenses arising therefrom or with respect thereto.

(c) Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to Lender satisfactory evidence of such deduction, withholding or payment (as the case may be).

(d)

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested in writing by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.4(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B) any Lender that is not a U.S. Person (a “Foreign Lender) shall deliver to Borrower (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable, IRS Form W-8BEN or Form W-8BEN-E (and, in the case Lenders claiming the benefits of the “portfolio interest exemption”, a certificate in the form of Exhibit B), Form W-8EXP, Form W-8ECI, or W-8IMY (accompanied by appropriate attachments);

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously provided expires or becomes inaccurate or obsolete in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 1.4 (including by the payment of additional amounts pursuant to this Section 1.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(f) If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, Lender or any holder of all or a portion of the Loan is imposed, modified or deemed applicable and the result is to increase the cost to such Lender or such holder of making or holding the Loan, or to reduce the amount receivable by Lender or such holder hereunder in respect of any portion of the Loan by an amount reasonably deemed by Lender or such holder to be material (such increases in cost and reductions in amounts receivable, “Increased Costs”), then Borrower agrees that it will pay to Lender or such holder upon Lender’s or such holder’s request such additional amount or amounts as will compensate Lender and/or such holder for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan. Lender will notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Borrower of any such event within 9 months following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the date that is 9 months prior to the date upon which such Lender actually notified Borrower of the occurrence of such event. Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender or any holder of the Loan for any portion of the income or franchise taxes of Lender or such holder, whether or not attributable to payments made by Borrower. Additionally, this Section 1.4(f) shall not apply to Increased Costs for taxes that are indemnified or for which additional amounts are payable under Section 1.4(b) or to taxes explicitly carved out of the gross-up under Section 1.4(b). If a Lender requests compensation under this Section, Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

(g) Notwithstanding anything to the contrary hereunder or under any other Loan Documents, to the extent any portion of the Loan is transferred pursuant to a Securitization, Borrower shall not be required to pay any additional amounts or tax indemnity under this Section 1.4 with respect to such portion.

Section 1.5. Intentionally Omitted.

Section 1.6. Release. Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower’s election and at Borrower’s sole cost and expense, either (a) release and discharge all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower’s obligation to pay any associated fees and expenses); or (b) assign such Liens (and the Loan Documents) to a new lender designated by Borrower. Any release or assignment provided by Lender pursuant to this Section shall be without recourse, representation or warranty of any kind.

ARTICLE II

VOLUNTARY PREPAYMENT AND ASSUMPTION

Section 2.1. Voluntary Prepayment.

(a) Borrower shall have the right, at its option, upon 30 days’ prior written notice to Lender, to prepay the Loan in whole or in part at any time, provided that (i) if such prepayment is made prior to the Par Prepayment Date, Borrower shall pay to Lender simultaneously with such prepayment the applicable Yield Maintenance Premium, (ii) there is a simultaneous and pro-rata prepayment of the Mortgage Loan (provided, however, that, Borrower shall not be required to cause Property Owner to make any prior or simultaneous prepayment of the Mortgage Loan in connection with a Mandatory Mezzanine Prepayment), and (iii) that no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month. No prepayment of the Mortgage Loan shall be made unless there is a simultaneous and pro-rata prepayment of the Loan, with the result that the ratio of the Principal Indebtedness to the Mortgage Loan Principal Indebtedness remains unchanged. Each such prepayment that is made on a Payment Date shall be accompanied by all interest that would otherwise have been due on such Payment Date had the prepayment not occurred, and each such prepayment that is not made on a Payment Date shall be accompanied by all interest that would have been due on the next succeeding Payment Date had the prepayment not occurred. Any partial prepayment shall be applied to the last payments of principal due under the Loan. Borrower’s notice of prepayment shall create an obligation of Borrower to prepay the Loan as set forth therein, but may be rescinded with five days’ written notice to Lender (subject to payment of any actual, documented out-of-pocket costs and expenses resulting from such rescission). Any prepayment made on or after the Par Prepayment Date will not require the payment of any Yield Maintenance Premium. For the avoidance of doubt, Borrower shall have the right to prepay the Loan in part in accordance with the terms of this Section 2.1 for any other reason in order to comply with or to satisfy any of the provisions of, and otherwise pursuant to, this Agreement (provided that Lender shall not in any event be obligated to accept the cure of any Event of Default unless (x) such Event of Default can be cured solely by the payment of money, (y) no other non-monetary Event of Default shall then be continuing and (z) immediately after the occurrence of such prepayment no Event of Default shall exist under the Loan Documents).

(b) Notwithstanding the foregoing Section 2.1(a), provided that no Event of Default has occurred and is continuing as of the date of any prepayment, Borrower shall be permitted, at its option voluntarily, to prepay the Loan in part at any time without the requirement to pay concurrently therewith any Yield Maintenance Premium prior to and until the total amount of the principal balance of the Loan that has been prepaid, in the aggregate, equals $17,600,000; provided that Borrower shall comply with the other terms and conditions of Section 2.1(a) hereof (e.g., other than the payment of any Yield Maintenance Premium).

(c) Any voluntary principal prepayments received on the Loan when no Event of Default exists shall be applied between the Loan and the Mortgage Loan, pro rata, other than any Mandatory Mezzanine Prepayment, which shall be applied solely to the Loan. The terms and conditions of this Section 2.1 do not apply to mandatory prepayments of the Loan.

Section 2.2. Property/Collateral Releases.

(a) Provided no Event of Default is then continuing (other than an Event of Default which would be cured as a result of the release of the applicable Property and the payment of the Principal Release Price in connection with the release of such Property pursuant to and in accordance with this Section 2.2) and all amounts then due and owing to Lender have been paid in full (or such amounts will be paid in full simultaneously with the payment of the Principal Release Price in connection with the release of such Property pursuant to and in accordance with this Section 2.2), if Property Owner elects to release a Property from the lien of the Mortgage encumbering such Property pursuant to the term and conditions of Section 2.2 of the Mortgage Loan Agreement, Borrower shall have the right, at its option, on not less than 30 days’ prior written notice to Lender, to obtain the release of the portion of the Collateral relating to such Property from the Liens of the Loan Documents encumbering such portion of the Collateral pursuant to the terms and conditions of this Section 2.2, provided that the following conditions shall have been satisfied:

(i) Borrower shall prepay the Loan, in accordance with Section 2.1, in an amount equal to the applicable Principal Release Price, which prepayment shall be accompanied by the other amounts specified in Section 2.1;

(ii) The Master Lease shall be amended in order to (A) remove the applicable Property therefrom and (B) reduce the Master Lease Rents due thereunder by the amount of the Master Lease Rents which was due under the Master Lease for such Property, as set forth in the Master Lease;

(iii) Such release shall be obtained in connection with the sale of such Property to a third party not Affiliated with Borrower or Property Owner;

(iv) Lender shall have received reasonably satisfactory evidence that the Property Owner shall have satisfied all of the conditions to the proposed release set forth in each of the Mortgage Loan Agreement (including a payoff letter and written confirmation from the Mortgage Lender that satisfactory escrow arrangements in connection with the release of such Property have been established); and

(v) Borrower shall reimburse Lender for any actual, documented out-of-pocket costs and expenses incurred by Lender in connection with this Section 2.2 (including the reasonable fees and expenses of legal counsel and the reasonable out-of-pocket expenses of the Servicer).

(b) Upon satisfaction of the requirements set forth in this Section 2.2, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and reasonably approved by Lender, as shall be necessary to release the portion of the Collateral relating to the applicable Property from the Liens of the Loan Documents.

(c) Notwithstanding clause (a)(iii) of this Section 2.2, Borrower shall be permitted to release a portion of the Collateral relating to the Properties to an Affiliate of Borrower, provided that (1) if after consummating such release the aggregate Allocated Loan Amounts of the portion of the Collateral relating to the applicable Property and all other Properties previously released pursuant to this Section 2.2(c) are less than or equal 20% of the Loan Amount, then the Net Sales Proceeds of such Property shall not be less than the greater of (a) the fair market value of such Property (based on a current Appraisal ordered by and acceptable to Lender in its reasonable discretion and at Borrower’s sole cost and expense) and (b) the appraised value of such Property on the Closing Date, and (2) for all other releases to an Affiliate of Borrower or Sponsor pursuant to this Section 2.2, the Net Sales Proceeds with respect to such release shall not be less than the greater of (a) the average of the fair market value of such Property as determined by two current Appraisals, one appraisal ordered by Borrower and one Appraisal ordered by Lender (both of which Appraisals shall be shall be acceptable to Lender in its reasonable discretion and at Borrower’s sole cost and expense) and (b) the appraised value of such Property on the Closing Date, provided, that, with respect to each of the foregoing clauses (1) and (2), in no event shall the Net Sales Proceeds be less than the Principal Release Price.

Section 2.3. Assumption. From and after May 3, 2017, Borrower may permit the Property Owner to effectuate an “Assumption” (as defined in the Mortgage Loan Agreement) of the Mortgage Loan by a Successor Property Owner pursuant to Section 2.3 of the Mortgage Loan Agreement and to cause the Loan to be assumed by a Successor Borrower that will (a) own 100% of the equity interests in the Successor Property Owner, (b) assume all of the obligations of Borrower hereunder and under the other Loan Documents and (c) pledge all of its equity interest in any Successor Property Owner to replace the original Collateral hereunder (an “Assumption”), provided that (x) Lender shall have delivered prior written consent of such Assumption to Borrower, such consent to be given or withheld in Lender’s sole discretion, (y) no Event of Default is then continuing or would result therefrom and (z) the following conditions are met to the reasonable satisfaction of Lender:

(i) such Successor Borrower shall have executed and delivered to Lender an assumption agreement, in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV (recast, as necessary, such that representations that specifically relate to Closing Date are remade as of the date of such Assumption);

(ii) such Uniform Commercial Code financing statements as may be reasonably requested by Lender shall be filed;

(iii) 100% of the equity interests in the Successor Property Owner shall have been pledged to Lender by such Successor Borrower in a manner reasonably satisfactory to Lender, including delivery of certificated Article 8 interests therein, delivery by the Successor Borrower of a pledge agreement substantially in the same form as the Pledge Agreement, pledging all of such equity interests in the Successor Property Owner, and delivery of a consent to such pledge by the Successor Property Owner;

(iv) a Person satisfactory to Lender in its sole discretion assumes all obligations, liabilities, guarantees and indemnities of Sponsor and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender (and upon such Assumption by such Person, Sponsor and any other such guarantor shall be released from such obligations, liabilities, guarantees and indemnities);

(v) such Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date in all material respects, including new nonconsolidation opinions that are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and Borrower and the Successor Borrower shall have delivered such other documents, certificates and legal opinions, including relating to tax matters, as Lender shall reasonably request, consistent with those delivered to Lender on the Closing Date;

(vi) such Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Successor Borrower and the due authorization of the Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(vii) if necessary, the Title Insurance Policies shall have been properly endorsed to reflect the Transfer of the Property to the Successor Property Owner; the Successor Property Owner shall have obtained owner’s policies of title insurance reasonably satisfactory to Lender, with mezzanine endorsements, copies of which shall have been delivered to Lender; and such Successor Borrower shall have delivered a UCC insurance policy in favor of Lender insuring Lender’s first-priority security interest in 100% of the equity interests in the Successor Property Owner;

(vii) such Assumption shall not result in a breach, default, termination, or modification of the Master Lease or any Ground Lease;

(viii) receipt of evidence by Lender that the conditions to the Assumption set forth in the Mortgage Loan Documents shall have been satisfied;

(ix) the Rating Condition shall have been satisfied with respect to the legal structure of the Successor Borrower, the documentation of the Assumption and the related legal opinions; and

(x) Borrower shall have paid to Lender a nonrefundable assumption fee in an amount equal to 0.25% of the Loan Amount then outstanding, and Borrower shall have reimbursed Lender for its actual, documented out-of-pocket costs and expenses incurred in connection with such Assumption.

Section 2.4. Transfers of Equity Interests in Borrower or Master Tenant. No direct equity interests in Property Owner shall be conveyed or otherwise transferred to any Person under any circumstances, except in connection with a foreclosure (or deed-in-lieu of foreclosure) by Lender. No direct or indirect equity interests in Borrower shall be conveyed or otherwise transferred to any Person, except in connection with a foreclosure (or conveyance-in-lieu of foreclosure) by Lender pursuant to the terms hereof, unless the following conditions are satisfied:

(i) no Event of Default shall be continuing at the time of such conveyance or transfer; provided, however, that transfers of equity interests by direct or indirect equity owners of Sponsor, Master Tenant or Giraffe Holdings of direct or indirect equity interests in Sponsor, Master Tenant or Giraffe Holdings shall not be prohibited during the continuance of an Event of Default, provided that such transfer satisfies each of the conditions set forth in clauses (ii) – (vii), inclusive, of this Section 2.4 in all respects (if and to the extent applicable);

(ii) no Prohibited Change of Control or Prohibited Pledge shall occur as a result thereof;

(iii) if any such conveyance or transfer results in Borrower or Master Tenant ceasing to be Controlled by Sponsor (and in connection with each subsequent conveyance or transfer that again changes the identity of the Qualified Equityholder that Controls Borrower) or Master Tenant, Borrower shall have paid to Lender a transfer fee in an amount equal to 0.25% of the Principal Indebtedness then outstanding at the time of such conveyance or transfer;

(iv) if such conveyance or transfer results in any Person acquiring more than 49% of the direct equity interest in Borrower, Property Owner, Giraffe Holdings or Master Tenant (even if not constituting a Prohibited Change of Control), to the extent that Lender determines that the pairings in the most recently delivered Nonconsolidation Opinion with respect to the Loan no longer apply, Borrower shall have delivered to Lender with respect to such Person a new non-consolidation opinion that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies (and, to the extent that the criteria of the Rating Agencies has not changed in any material respect since the Closing Date, Lender’s approval of any such non-consolidation opinion that is in substantially the form of the Nonconsolidation Opinion shall not be unreasonably withheld, delayed or conditioned);

(v) Borrower shall have paid the costs and expenses (if any) of the Rating Agencies and Servicers and reimbursed Lender for its actual, documented out-of-pocket costs and expenses incurred in connection with any such conveyance or transfer;

(vi) Lender shall have received 10 days’ advance written notice of any conveyance or transfer of 25% or more of the direct or indirect equity interests in, or Control of, Borrower or Master Tenant or for which a new non-consolidation opinion is required under clause (iv) above; provided that Borrower shall not be required to delivery any such notice in connection with the sale, transfer or issuance of shares of common stock in any publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange; and

(vii) Lender shall have confirmed that any transferee of 25% or more of the direct or indirect equity interests in, or Control of, Borrower, Property Owner or Master Tenant satisfies Lender’s then current “know your customer” standards.

ARTICLE III

ACCOUNTS

Section 3.1. Mortgage Loan Cash Management Account. On or prior to the Closing Date, Borrower shall cause Property Owner to cause the Lockbox Account, the Mortgage Loan Cash Management Account, the Basic Carrying Costs Escrow Account (as defined in the Mortgage Loan Agreement), the TI/LC and Capital Expenditure Reserve Account (as defined in the Mortgage Loan Agreement), the Deferred Maintenance and Environmental Escrow Account (as defined in the Mortgage Loan Agreement), the Four Wall EBITDAR Reserve Account (as defined in the Mortgage Loan Agreement) and the Excess Cash Flow Reserve Account (as defined in the Mortgage Loan Agreement)and each of the other Mortgage Loan Collateral Accounts to be established and thereafter maintained, each in accordance with and subject to the provisions of the Mortgage Loan Documents.

Section 3.2. Distributions from Cash Management Account.

(a) Borrower and Lender acknowledge that, subject to, and in accordance with the terms of the Mortgage Loan Agreement, during the continuance of a Mortgage Loan Event of Default, Mortgage Lender may elect to remit no amount to Lender, but the same shall not excuse Borrower from any of its obligations hereunder or under the other Loan Documents.

(b) All transfers of Property Owner’s funds from the Mortgage Loan Cash Management Account or other sources to or for the benefit of Borrower or Lender, pursuant to the Irrevocable Redirection Letter, the Mortgage Loan Agreement, the Mortgage Loan Cash Management Agreement or any of the other Mortgage Loan Documents, are intended by Borrower and Property Owner to constitute, and shall constitute, distributions from Property Owner to Borrower in each case, in accordance Legal Requirements and applicable organizational documents. No provision of the Loan Documents or the Mortgage Loan Documents shall create a debtor-creditor relationship between the Property Owner and Lender.

Section 3.3. Mortgage Loan Covenants; Replacement of Mortgage Loan Collateral Accounts.

(a) Borrower hereby covenants that it shall cause Property Owner to fully comply with each of the covenants of Property Owner set forth in Article III of the Mortgage Loan Agreement, as in effect as of the date hereof, notwithstanding any waiver or future amendment of such covenants (unless Lender shall have given its prior written consent to any such waiver or amendment). During the continuance of a Trigger Period, Borrower shall not accept any remittance from the Mortgage Loan Cash Management Account in respect of Property expenditures that are not Budgeted Operating Expenses unless approved by Lender in writing.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason, Mortgage Lender is no longer maintaining one or more of the Mortgage Loan Collateral Accounts in accordance with the terms of the Mortgage Loan Documents, (i) Borrower shall immediately establish and maintain, with an Eligible Institution selected by Lender, reserves in Eligible Accounts in replacement and substitution of such Mortgage Loan Collateral Accounts for the benefit of Lender, which substitute reserves and accounts shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents with respect to the Mortgage Loan Collateral Account(s) being replaced mutatis mutandis, it being the intent of Lender and Borrower that such substitute reserves and accounts replicate in purpose and function the Mortgage Loan Collateral Account(s) no longer held by the Mortgage Lender; and (ii) Borrower shall remit, or cause Property Owner to remit, to such Eligible Accounts for the benefit of Lender any funds from the Mortgage Loan Collateral Accounts that were remaining in such reserves at the time of the termination of such reserves for the purpose of funding the equivalent substitute reserves. All accounts established pursuant to this Section 3.3 shall constitute Collateral Accounts.

(c) Borrower shall, and shall cause Property Owner to, execute any and all documents reasonably necessary for the implementation or furtherance of the actions contemplated in this Section 3.3, including an amendment to this Agreement incorporating into this Agreement, mutatis mutandis, the cash management provisions in the Mortgage Loan Agreement.

Section 3.4. Intentionally Omitted.

Section 3.5. Bankruptcy. Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Account, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender further acknowledge and agree that such Revenues, whether due and payable before or after the filing of the petition are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS

Borrower represents to Lender that, as of the Closing Date, except as set forth in the Exception Report:

Section 4.1. Organization.

(a) Each of Master Tenant, Property Owner and Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in each other jurisdiction where ownership of its assets or the conduct of its business requires it to be so, except where the failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and each of Master Tenant, Property Owner and Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) The organizational chart contained in Exhibit A is true and correct as of the date hereof.

Section 4.2. Authorization. Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

Section 4.3. No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any material Legal Requirement, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract, REA or other Material Agreement to which Borrower, Property Owner or Master Tenant or any of its respective direct equityholders is a party or may be bound which would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any Person other than Lender.

Section 4.4. Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents, except for any of the foregoing that have already been obtained.

Section 4.5. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents to which Sponsor is a party have been duly executed and delivered by Sponsor and constitute Sponsor’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents are not subject to any right of rescission, offset, abatement, counterclaim or defense by Borrower, Sponsor or Master Tenant, including the defense of usury or fraud.

Section 4.6. No Event of Default. No Event of Default will exist immediately following the making of the Loan.

Section 4.7. Payment of Taxes. Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed by it (or obtained extensions therefor) and paid or caused to be paid all material amounts of taxes due (including interest and penalties) by it except for taxes that are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.

Section 4.8. Compliance with Law. Borrower, Master Tenant, Property Owner, the Collateral, each Property and the uses thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes. Each Property conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use except as specified in the zoning report delivered to Lender in connection with the Closing. Neither Borrower nor Master Tenant is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which would reasonably be expected to result in a Material Adverse Effect. There has not been committed by or on behalf of Borrower, Master Tenant, Property Owner or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of any Property, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against any Property or the Collateral or any material portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. None of Borrower, Master Tenant, Property Owner and Sponsor has purchased any portion of the Properties or the Collateral, as applicable, with proceeds of any illegal activity.

Section 4.9. ERISA. None of Borrower, Master Tenant, Property Owner or any ERISA Affiliate of Borrower or Property Owner has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. None of Borrower, Master Tenant or Property Owner does, or would be deemed to, hold Plan Assets.

Section 4.10. Investment Company Act. Borrower and Sponsor each qualify for the exemption set forth in Section 3(c)(5) or Section 3(c)(6), as applicable, of the Investment Company Act of 1940, as amended, and as a result is not an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered thereunder.

Section 4.11. No Bankruptcy Filing. Neither Borrower nor Master Tenant is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Neither Borrower nor Master Tenant has knowledge of any Person contemplating the filing of any such petition against it. During the ten year period preceding the Closing Date, no petition in bankruptcy has been filed by or against Borrower, Master Tenant, Sponsor, or to Borrower’s knowledge, any of their respective affiliates or any Person that owns or controls, directly or indirectly, twenty-five percent (25%) or more of the beneficial ownership interests in Borrower, Sponsor or Master Tenant and, to Borrower’s knowledge, no such Persons have been convicted of a felony. Borrower has not received notice of any Tenant under a Lease contemplating or having filed any of the foregoing actions.

Section 4.12. Other Debt. Borrower does not have outstanding any Debt other than Permitted Debt and Permitted Encumbrances.

Section 4.13. Litigation. There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now filed or otherwise pending, and to Borrower’s knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened, against or affecting Borrower, Sponsor, Master Tenant or any of the Collateral, in each case, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (except as listed in the Exception Report).

Section 4.14. Intentionally Omitted.

Section 4.15. Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in light of the circumstances in which such statements were made (except that the foregoing shall be qualified by Borrower’s knowledge with respect to such statements of fact that are specifically qualified as being made to Borrower’s knowledge). There is no fact presently known to Borrower that has not been disclosed to Lender that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 4.16. Financial Condition. Borrower has heretofore delivered to Lender annual financial statements which includes statements of operations of the Borrower and Property Owner for the past three fiscal years. Such statements are accurate and complete in all material respects and fairly present in accordance with GAAP the financial position of Borrower in all material respects as of their respective dates. Since the date of the most recent of such financial statements, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances that have had or are reasonably expected to result in a Material Adverse Effect.

Section 4.17. Single-Purpose Requirements.

(a) Each of Borrower and Property Owner has at all times since its formation and at all times thereafter and is now a Single-Purpose Entity and has conducted its business in substantial compliance with the provisions of its organizational documents.

(b) Borrower has provided Lender with true, correct and complete copies of (i) Borrower’s current financial statements, and (ii) Borrower’s current operating agreement or partnership agreement, as applicable, together with all amendments and modifications thereto.

(c) On or prior to the Closing Date, Borrower shall have been fully released from any loan (other than the Loan) secured by the Properties or any of the Collateral (a “Prior Loan”), and to Borrower’s knowledge, as of the Closing Date, Borrower does not have any continuing liability, actual or contingent, for any Prior Loan (other than contingent liabilities of Borrower, such as continuing obligations relating to environmental matters, for which no claims have been made, or to Borrower’s knowledge threatened, by any party against Borrower), and no recourse whatsoever against any portion of any of the Properties or the Collateral shall be available to satisfy any Prior Loan under any circumstances.

Section 4.18. Use of Loan Proceeds. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by Legal Requirements or by the terms and conditions of the Loan Documents. The Loan is solely for the business purpose of Borrower or for distribution to Borrower’s equityholders in accordance with Legal Requirements and no portion thereof shall be used for personal, consumer, household or similar purposes.

Section 4.19. Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.20. Labor Matters. Borrower does not have any employees, and neither Borrower nor Master Tenant a party to any collective bargaining agreements.

Section 4.21. Title(a) .

(a) Borrower has good and indefeasible title to the Collateral, free and clear of all Liens except the Mezzanine Loan Permitted Encumbrances. The Pledge Agreement and the other Loan Documents, upon the filing of Uniform Commercial Code financing statements in the appropriate jurisdiction and the delivery to Lender of the membership certificates evidencing the Collateral, together with the applicable undated limited liability company membership power, create and constitute a valid and perfected first priority Lien on the Collateral, free and clear of all Liens other than the Mezzanine Loan Permitted Encumbrances.

(b) No creditor of Borrower other than Lender has in its possession any certificates or other documents the possession of which would be required to perfect a security interest in the Collateral.

Section 4.22. Fraudulent Conveyance. Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the fair salable value of Borrower’s aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than Borrower’s probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). Borrower’s aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 4.23. Management. Except as set forth in the Exception Report, Property Owner is not a party to any property management agreement with respect to any Property and each Property is currently self-managed by Property Owner.

Section 4.24. Federal Trade Embargos. Sponsor, Master Tenant, Property Owner and Borrower are in compliance with all Federal Trade Embargos in all material respects. No Embargoed Person owns any direct, or, to the best of Borrower’s knowledge, indirect equity interest in Borrower, Property Owner or Master Tenant. To Borrower’s knowledge, neither Master Tenant nor any other Tenant at any of the Properties is identified on the OFAC List.

Section 4.25. Ground Leased Parcel. Taking into account the estoppel letter delivered to Lender by the related ground lessor, except as set forth on the Exception Report, each of the following is true with respect to each Ground Lease:

(i) The Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or ground lease estoppel letter permits the interest of the lessee to be encumbered by the applicable Mortgage and does not restrict the use of the applicable Property by Property Owner or Master Tenant, or either of its successors or assigns in a manner that would materially adversely affect the security provided by such Mortgage.

(ii) The lessor has agreed in writing in the Ground Lease or such estoppel letter that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(iii) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by Borrower or Lender) that extends not less than 20 years beyond the scheduled Maturity Date;

(iv) The Ground Lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the applicable Mortgage, except for the related fee interest of the ground lessor and the Mortgage Loan Permitted Encumbrances;

(v) The mortgagee protections contained in the Ground Lease inure to the benefit of Lender and its successors and assigns. The Ground Lease permits the pledge or assignment of the equity interests in Property Owner (together with such Property Owner’s rights as lessee under the Ground Leases) to Lender pursuant to the Loan Documents, and Lender and anyone whose title derives directly or indirectly from Lender, including a purchaser at a foreclosure sale, may acquire the equity interests in the Property Owner through foreclosure or assignment in lieu of foreclosure and transfer or assign such equity interests, either in its own name or through a nominee (in each case, without the consent of the lessor under the Ground Lease);

(vi) There is no event of default under the Ground Lease and, to Borrower’s knowledge, no condition that, but for the passage of time or giving of notice, would result in a default under the terms of the Ground Lease, and the Ground Lease is in full force and effect as of the Closing Date;

(vii) The Ground Lease or such estoppel letter requires the lessor to give to Lender written notice of any default, and provides that no notice of default or termination is effective unless such notice is given to Lender;

(viii) Lender is permitted an opportunity (including, where necessary, time to gain possession of the equity interests in Property Owner through legal proceedings) to cure any default under the Ground Lease which is curable after Lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(ix) To Borrower’s knowledge, the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent mezzanine lender;

(x) The Ground Lease or such estoppel letter does not prohibit or otherwise prevent Loss Proceeds from being held by Mortgage Lender in the Loss Proceeds Account (as defined in the Mortgage Loan Agreement) and applied either to the repair or restoration of the applicable Property or to the payment of the Indebtedness in accordance herewith; and without limiting the foregoing, in the case of a total or substantially total loss or taking, the Ground Lease does not prohibit or prevent the application of the Loss Proceeds to the payment of the Indebtedness; and

(xi) Subject to the rights of Mortgage Lender, provided that the lender cures any defaults which are susceptible to being cured, the lessor has agreed to enter into a new lease with Lender upon termination of the Ground Lease for any reason, or upon the rejection of the Ground Lease in a bankruptcy proceeding.

Section 4.26. Four-Wall EBITDAR to Rent Ratio. The Four-Wall EBITDAR to Rent Ratio as of the Closing Date is equal to 2.70:1.00.

Section 4.27. Irrevocable Redirection Letter. Borrower has caused Property Owner to deliver to Mortgage Lender the Irrevocable Redirection Letter. The Irrevocable Redirection Letter is in full force and effect as of the Closing Date, and has not been amended, modified, supplemented, terminated or cancelled by Borrower or Property Owner. Borrower has delivered to Lender a true and complete copy of the Irrevocable Redirection Letter, executed by Property Owner and acknowledged and agreed to by Borrower, Mortgage Lender and Lender.

Section 4.28. Mortgage Loan Representations. Each and every representation and warranty made by Property Owner in the Mortgage Loan Agreement is true, complete and correct as of the date hereof. A true, correct and complete copy of the Mortgage Loan Agreement is attached hereto as Annex I.

Section 4.29. Survival. All of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than five business days’ prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct in all material respects as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

Section 5.1. Existence; Licenses; Tax Status. Borrower, Property Owner and Master Tenant shall do or cause to be done all things necessary to remain in existence. Borrower shall, or shall cause Property Owner and/or Master Tenant to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect all rights, licenses, Permits, franchises, certificates of occupancy, consents, approvals and other agreements necessary for the continued use and operation of the Properties and, with respect to Property Owner, to remain qualified to do business in the jurisdiction in which each Property is located. Borrower, Property Owner and Master Tenant shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof. Borrower and Property Owner shall at all times elect to be treated for tax purposes as a “disregarded entity” that is not taxable as a corporation for U.S. federal income tax purposes.

Section 5.2. Maintenance of Properties.

(a) Borrower shall, or shall cause Property Owner and/or Master Tenant to, cause each Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not, nor shall Borrower permit Property Owner or Master Tenant to, use, maintain or operate any Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. Subject to Section 6.13 and to the rights of Tenants under Leases, no improvements or equipment located at or on any Property shall be removed, demolished or materially altered without the prior written consent of Lender (except for replacement of equipment in the ordinary course of Property Owner’s and/or Master Tenant’s business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the applicable Property), and Borrower shall from time to time make, or cause to be made (by Property Owner, Master Tenant or any other Person), all reasonably necessary and desirable repairs, renewals, replacements and improvements to the Properties. Borrower shall not knowingly make, and shall not permit Property Owner or Master Tenant to make, any change in the use of any Property that would materially increase the risk of fire or other hazard arising out of the operation of any Property, or do or permit to be done thereon anything that may in any way impair the value of any Property or the Collateral in any material respect or the Lien of the Pledge Agreement or otherwise cause or reasonably be expected to result in a Material Adverse Effect. Borrower shall not install or permit to be installed (by Property Owner, Master Tenant or any other Person) on any Property any underground storage tank. Borrower shall not, without the prior written consent of Lender, permit (by Property Owner, Master Tenant or any other Person) any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

(b) Borrower shall cause Property Owner and/or Master Tenant to remediate the Deferred Maintenance Conditions within the time periods following the Closing Date as specified in Schedule C hereto (or if no time periods are specified on Schedule C, within 12 months following the Closing Date), subject to Force Majeure, and upon request from Lender after the expiration of such period shall deliver to Lender an Officer’s Certificate confirming that such remediation has been completed and that all associated expenses have been paid. Borrower shall, and shall cause Property Owner and Master Tenant to, comply with all material terms of any asbestos operating and maintenance program in effect as of the Closing Date or otherwise required to be implemented by Property Owner or Master Tenant.

Section 5.3. Compliance with Legal Requirements. Borrower shall, and shall cause Property Owner and Master Tenant to, comply in all material respects with, and shall cause Property Owner and/or Master Tenant to cause the Properties to comply in all material respects with and be operated, maintained, repaired and improved in compliance in all material respects with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower, Property Owner and Master Tenant are legally bound.

Section 5.4. Impositions and Other Claims. Borrower shall (only with respect to its own obligations), and shall cause Property Owner and Master Tenant to (only with respect to its own obligations, respectively), pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when prior to delinquency, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances in the Mortgage Loan Agreement. Borrower shall, and shall cause Property Owner and Master Tenant to, file all federal, state and local tax returns and other reports that it is required by law to file.

Section 5.5. Access to Properties. Borrower shall, and shall cause Property Owner and Master Tenant to, permit agents, representatives and employees of Lender and the Servicer to enter and inspect the Properties or any portion thereof, and/or inspect, examine, audit and copy the books and records of Borrower, Property Owner and Master Tenant (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times as may be requested by Lender upon reasonable advance notice and subject to the rights of Tenants; provided, however, except if an Event of Default has occurred and is continuing, without Borrower’s express prior written consent, which shall not be unreasonably withheld, delayed or conditioned, no such inspection shall include any intrusive (i.e. “Phase II”) environmental investigations or collection of samples of any environmental media (including air, soil, groundwater, surface water or building materials); provided, further, that, unless an Event of Default has occurred and is continuing, such inspections shall not occur more frequently than once per calendar year and shall in no event occur between October 31 and December 31 of each year of the term of the Loan, in each case without Borrower’s prior written consent which shall not be unreasonably withheld, delayed or conditioned. If Lender shall determine that an Event of Default exists, the actual, out-of-pocket cost of such inspections, examinations, copying or audits shall be borne by Borrower, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender. The cost of such inspections, examinations, audits and copying, if not paid for by Borrower following demand, may be added to the Indebtedness and shall bear interest thereafter until paid at the Default Rate.

Section 5.6. Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall, and shall cause Property Owner and Master Tenant to, cooperate with Lender with respect to any proceedings before any Governmental Authority that may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

Section 5.7. Leases.

(a) Lender hereby approves the Master Lease. Each Lease entered into after the date hereof shall be subject to the prior written approval of Lender; provided, however, that so long as no Event of Default is continuing, Borrower may permit or allow Master Tenant to enter into a sublease which meets the Approved Sublease Parameters without the consent of Lender. Borrower shall pay the actual, out-of-pocket costs and expenses associated with Lender or its counsel’s review of any Lease for which Lender’s consent may be required under this Section 5.7.

(b) Borrower shall not, and shall not permit Property Owner or Master Tenant to, orally or in writing, without the prior written consent of Lender, alter, supplement, amend, modify or waive the terms or provisions of, renew, terminate, reduce rents or accept a surrender of space under, extend or shorten the term of, or enter into a sublease or a subordination, nondisturbance and attornment agreement in connection with, any Lease (other than a sublease meeting the Approved Sublease Parameters) or the premises demised thereby (including any guaranty, letter of credit or other credit support with respect thereto); provided, however, that Borrower may permit Master Tenant to terminate a Lease subject to compliance with Section 5.7(i) below in connection with the decision to have the applicable Property become a Dark Property. Any amendment, modification, waiver, termination, assignment, pledge, release, hypothecation, rent reduction, space surrender or term shortening of any Lease (other than a sublease meeting the Approved Sublease Parameters) shall be subject to the prior written approval of Lender (each, a “Lease Modification”), and shall be at Borrower’s sole cost and expense. In addition, Borrower shall not permit Property Owner to, without the prior consent of Lender, surrender any interest of Property Owner in the Master Lease and if Property Owner shall default in the performance or observance of any term, covenant or condition of the Master Lease on the part of Property Owner and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Master Lease on the part of Property Owner to be performed or observed on behalf of Property Owner, to the end that the rights of Property Owner in, to and under the Master Lease shall be kept unimpaired and free from default. Notwithstanding anything to the contrary contained herein, at any time Property Owner has any right to consent to any item under the Master Lease or the space demised thereby, Borrower shall not take, or permit Property Owner to take, such action without the prior written consent of Lender (other than with respect to a sublease meeting the Approved Sublease Parameters). If Borrower, Property Owner or Master Tenant shall deliver to Lender a copy of any notice of default under the Master Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(c) Borrower shall, and shall cause Property Owner and Master Tenant to, (i) observe and punctually perform all the material obligations imposed upon the lessor under the Leases; (ii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof except that Borrower may permit Property Owner and/or Master Tenant to terminate any Lease (other than the Master Lease) following a monetary or material non-monetary default thereunder by the respective Tenant which default has not been cured within thirty (30) days after the occurrence thereof; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignments of rents and leases under the Mortgages; (v) not cancel or terminate any guarantee of any of the Leases without the prior written consent of Lender other than as may be required pursuant to the terms thereof or in connection with the termination of the applicable Lease to which such guarantee relates; and (vi) other than with respect to a sublease meeting the Approved Sublease Parameters, provided no Event of Default is continuing, not permit any subletting of any space covered by a Lease or an assignment of the Tenant’s rights under a Lease, without the prior written consent of Lender, not to be unreasonably withheld, unless required by the terms of such Lease. Borrower shall cause Property Owner or Master Tenant to, deliver to each new Tenant a Tenant Notice (as defined in, and to the extent required under, the Mortgage Loan Agreement) upon execution of such Tenant’s Lease, and promptly thereafter deliver to Lender a copy thereof and evidence of such Tenant’s receipt thereof.

(d) Security deposits of Tenants under all Leases shall be held in compliance with Legal Requirements and any provisions in Leases relating thereto. Borrower shall cause Property Owner and/or Master Tenant to, maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants. Subject to Legal Requirement, any letter of credit, bond or other instrument held by Property Owner or Mater Tenant in lieu of cash security shall name Mortgage Lender (or if the Mortgage Loan has been repaid in full, Lender) as payee or mortgagee thereunder or be fully assignable to Lender. Borrower hereby pledges to Lender each such letter of credit, bond or other instrument as security for the Indebtedness. Upon the occurrence of an Event of Default, Borrower shall cause Property Owner and/or Master Tenant to, upon Lender’s request, deposit with Mortgage Lender (or if the Mortgage Loan has been repaid in full, Lender) in an Eligible Account pledged to Mortgage Lender (or if the Mortgage Loan has been repaid in full, Lender) an amount equal to the aggregate security deposit of the Tenants (and any interest theretofore earned on such security deposits and actually received by Property Owner or Master Tenant), and any such letters of credit, bonds or other instruments that Property Owner or Master Tenant have not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease (and failure to do so shall constitute a misappropriation of funds pursuant to Section 9.19(b)).

(e) Borrower shall, and shall cause Property Owner or Master Tenant to, promptly deliver to Lender a copy of each written notice from a Tenant under any Lease claiming that Property Owner or Master Tenant is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Property Owner or Master Tenant. Borrower shall cause Property Owner and Master Tenant to use commercially reasonable efforts to provide in each Lease executed after the Closing Date to which Property Owner or Master Tenant is a party that any Tenant delivering any such notice shall send a copy of such notice directly to Lender.

(f) Borrower shall cause Property Owner and Master Tenant to, cause the Properties to be operated, in all material respects, in accordance with the Master Lease.

(g) Borrower shall cause Property Owner and Master Tenant to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Master Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Master Lease of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Master Lease; and (iv) enforce the performance and observance, in all material respects, of all of the covenants and agreements required to be performed and/or observed under the Master Lease, in a commercially reasonable manner.

(h) Dark Properties. (i) At any time and from time to time, Borrower may permit Property Owner to allow a Property to go Dark provided that:

(A) the number of Dark Properties does not exceed the Dark Limit at any time; and

(B) Master Tenant complies with all of the terms and conditions of the Master Lease (including with respect to any Property becoming a Dark Property).

(ii) If at any time the number of Dark Properties exceeds the Dark Limit, then within 30 days of such Dark Limit being exceeded, Borrower shall cause Property Owner to either (I) cause such Dark Property or Properties, as the case may be, to be reopened for business to the public, causing such Property to no longer be Dark, and shall provide evidence reasonably satisfactory to Lender thereof, or (II) cause one or more Dark Properties to be released from the Lien of the applicable Mortgage pursuant to and in accordance with Section 2.2 of the Mortgage Loan Agreement and from the Lien of the Pledge Agreement pursuant to and in accordance with Section 2.2 hereof (including, without limitation, by payment of the Principal Release Price with respect to such Property and all other amounts due in connection therewith), such that the number of Dark Properties does not exceed the Dark Limit immediately thereafter.

(i) If any Property shall go Dark, upon receipt of notice from Master Tenant, Borrower shall within five Business Days thereafter send written notice thereof to Lender.

Section 5.8. Plan Assets, etc. Borrower will do, and will cause Property Owner to do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

Section 5.9. Further Assurances. Borrower shall, and shall cause Property Owner and Master Tenant to, at Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including any documents required to effectuate the provisions of Article III hereof), and Borrower hereby authorizes and consents to the filing by Lender of any Uniform Commercial Code financing statements, and authorizes Lender to use the collateral description “all personal property” or “all assets” in any such financing statements, in each case as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower and the rights of Lender under the Loan Documents and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time. Upon foreclosure, the appointment of a receiver or any other relevant action, Borrower shall, and shall cause Master Tenant to, at its sole cost and expense, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Collateral and/or the Property. Upon receipt of an affidavit of Lender as to the loss, theft, destruction or mutilation of any Note, Borrower shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and in the form thereof. Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should Borrower fail to do so itself in violation of this Agreement or the other Loan Documents following written request from Lender, in each case without the signature of Borrower. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section.

Section 5.10. Management Agreement. Borrower shall not permit Property Owner to engage any property manager with respect to any Property or enter into any property management agreement with respect to any Property without Lender’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

Section 5.11. Notice of Material Event. Borrower shall give Lender prompt notice (containing reasonable detail) of (i) any litigation or governmental proceedings pending or threatened in writing against Borrower, Property Owner or any Property that could reasonably be expected to result in a Material Adverse Effect, (ii) the insolvency or bankruptcy filing of Borrower, Sponsor or Property Owner, (iii) any Mortgage Loan Event of Default and (iv) any other circumstance or event which has resulted in a Material Adverse Effect with respect to the Properties or Collateral taken as a whole.

Section 5.12. Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, annual financial statements of Borrower, Property Owner, Sponsor and Master Tenant (provided, however, with respect to Sponsor and Master Tenant, such spreadsheets and financial statements shall not be required in the event that such items are filed pursuant to a Form 8-K, Form 10-K, or Form 10-Q, as applicable), including a balance sheet of Borrower, Property Owner, Sponsor and Master Tenant as of the end of such Fiscal Year, together with related statements of operations, equityholders’ capital and cash flows for such Fiscal Year, audited by a

“Big Four” accounting firm whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower, Property Owner, Sponsor and Master Tenant as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date of Indebtedness incurred under this Agreement occurring within one year from the time such opinion is delivered. Together with Borrower’s, Property Owner’s Sponsor’s and Master Tenant’s annual financial statements, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(i) a statement of Four-Wall EBITDAR and annual sales with respect to each Property;

(ii) solely during a Material Sublease Period, the then current rent roll and occupancy reports; and

(iii) such other information as Lender shall reasonably request (except such information that is subject to attorney-client privilege or would result in a breach of a confidentiality obligation) provided that the same is (i) in Borrower’s possession, custody or control and otherwise regularly prepared by and regularly available to Borrower in the ordinary course; (ii) is not based on projections; and (iii) is not considered to be material non-public information (as determined by Borrower in its reasonable discretion); provided, however, that, the foregoing limitations in clauses (ii) and (iii) shall not apply during the continuance of a Trigger Period or an Event of Default so long as Borrower and Lender have entered into a commercially reasonable, mutually acceptable non-disclosure agreement, and in no event shall it be an Event of Default if Borrower fails to provide such information if such information is not subject to a commercially reasonable, mutually acceptable non-disclosure agreement.

Section 5.13. Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter (but excluding the fourth Fiscal Quarter of each Fiscal Year), Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, quarterly and year-to-date unaudited financial statements prepared for such Fiscal Quarter with respect to Borrower, Property Owner, Sponsor and Master Tenant, including a balance sheet of Borrower, Property Owner, Sponsor and Master Tenant as of the end of such Fiscal Quarter, together with related statements of operations for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, and a statement of equityholders’ capital and cash flows for the portion of the Fiscal Year ending with such Fiscal Quarter, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(i) a statement of Four-Wall EBITDAR and quarterly sales with respect to each Property;

(ii) upon the request of Lender, copies of each of the Leases signed during such quarter;

(iii) solely during a Material Sublease Period, the then current rent roll and occupancy reports; and

(iv) such other information as Lender shall reasonably request (except such information that is subject to attorney-client privilege or would result in a breach of a confidentiality obligation) provided that the same is (i) in Borrower’s possession, custody or control and otherwise regularly prepared by and regularly available to Borrower in the ordinary course; (ii) is not based on projections; and (iii) is not considered to be material non-public information (as determined by Borrower in its reasonable discretion); provided, however, that, the foregoing limitations in clauses (ii) and (iii) shall not apply during the continuance of a Trigger Period or an Event of Default so long as Borrower and Lender have entered into a commercially reasonable, mutually acceptable non-disclosure agreement, and in no event shall it be an Event of Default if Borrower fails to provide such information if such information is not subject to a commercially reasonable, mutually acceptable non-disclosure agreement.

Section 5.14. Intentionally Omitted.

Section 5.15. Insurance. Borrower shall cause Property Owner to obtain and maintain or cause to be obtained and maintained with respect to the Property, the Policies of insurance required to be maintained pursuant to the provisions of Section 5.15 of the Mortgage Loan Agreement. Borrower shall cause (or shall cause Property Owner to cause) Lender at all times to be named as an additional insured under the Policies and shall deliver, or cause to be delivered, to Lender evidence, reasonably satisfactory to Lender, of the insurance described in this Section and Section 5.15 of the Mortgage Loan Agreement. No termination of the Mortgage Loan Agreement shall affect the requirements set forth in this Section 5.15. No waiver or amendment of the provisions of Section 5.15 of the Mortgage Loan Agreement shall be effective without the prior written consent of Lender.

Section 5.16. Casualty and Condemnation.

(a) Borrower shall give, or cause to be given, prompt notice to Lender of any Casualty or Condemnation. In the event there is a Casualty or Condemnation following which Mortgage Lender applies Loss Proceeds toward the prepayment of the Mortgage Loan in accordance with the Mortgage Loan Agreement, all excess Loss Proceeds remaining after the Mortgage Loan has been paid in full shall be applied toward the prepayment of the Loan and shall be accompanied by interest through the end of the applicable Interest Accrual Period (calculated as if the amount prepaid were outstanding for the entire Interest Accrual Period during which the prepayment is applied), but shall not include the payment of any Spread Maintenance Premium that would be otherwise due and payable, if any. If the Note has been bifurcated into multiple Notes pursuant to Section 1.1(c), all prepayments of the Loan made by

Borrower in accordance with this Section shall be applied to the Notes in the manner specified in Section 1.1(c). Any prepayment made pursuant to this Section 5.16(a) shall not be subject to payment of any Yield Maintenance Premium or other premium or penalty.

(b) Borrower shall provide, or cause Property Owner to provide, to Lender copies of all insurance claims and settlement notices, and in any case where Loss Proceeds are applied towards restoration of the Property under the Mortgage Loan Agreement, copies of the plans and specifications, architect’s certificates, waivers of lien, contractor’s sworn statements, plans, bonds, plats of survey and such other documents as Lender may reasonably request.

(c) In the event the Mortgage Loan is paid in full, the provisions of Section 5.16 of the Mortgage Loan Agreement as in effect on the date hereof (subject to any amendments approved in writing by Lender) shall be deemed to have been incorporated herein, and Borrower and Lender shall each have the same rights and obligations with respect to Loss Proceeds, availability of funds, claims adjustments and the restoration of the Property, as previously existed between Property Owner and Mortgage Lender.

Section 5.17. Annual Budget. Within ninety (90) days following the commencement of each Fiscal Year during the term of the Loan, Borrower shall deliver, or cause to be delivered, to Lender an Annual Budget for the Properties for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget, which delivery shall be for informational purposes only so long as no Trigger Period or Event of Default is continuing. During the continuance of any Trigger Period or Event of Default, such Annual Budget and any revisions thereto shall be subject to Lender’s approval (the Annual Budget, as so approved, the “Approved Annual Budget”). Borrower shall not, and shall not permit Property Owner or Master Tenant to, amend any Approved Annual Budget more than once in any 60-day period. For so long as Lender shall withhold its consent to any Annual Budget or any revisions thereto, the Annual Budget in effect prior to any such request for approval shall remain in effect.

Section 5.18. Venture Capital Operating Companies; Nonbinding Consultation. Solely to the extent that Lender or any direct or indirect holder of an interest in the Loan must qualify as a “venture capital operating company” (as defined in Department of Labor Regulation 29 C.F.R. § 2510.3-101), Lender shall have the right to consult with and advise Borrower and Master Tenant regarding significant business activities and business and financial developments of Borrower and Master Tenant, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower and Master Tenant.

Section 5.19. Compliance with Encumbrances and Material Agreements. Borrower covenants and agrees as follows:

(i) Borrower shall, and shall cause Property Owner and Master Tenant to, comply with all material terms, conditions and covenants of each Material Agreement, each REA and each material Permitted Encumbrance, including any reciprocal easement agreement, ground lease, declaration of covenants, conditions and restrictions, and any condominium arrangements.

(ii) Borrower shall or shall cause Property Owner to promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower or Property Owner with respect to any obligation of Borrower, Property Owner or Master Tenant under the provisions of any Material Agreement, REA and/or Permitted Encumbrance that could reasonably be expected to have a Material Adverse Effect.

(iii) Borrower shall deliver, or cause to be delivered, to Lender copies of any written notices of default or event of default relating to any Material Agreement, REA and/or Permitted Encumbrance served by Borrower, Property Owner or Master Tenant that could reasonably be expected to have a Material Adverse Effect.

(iv) Without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, Borrower shall not, and shall not permit Property Owner or Master Tenant to, grant or withhold any material consent, approval or waiver under any Material Agreement, REA or Permitted Encumbrance unless no Event of Default is continuing and the same would not be reasonably likely to have a Material Adverse Effect.

(v) Borrower shall deliver, and shall cause Property Owner Master Tenant to deliver, to each other party to any Permitted Encumbrance, Material Agreement and REA notice of the identity of Lender and each assignee of Lender of which Borrower is aware if such notice is required in order to protect Lender’s interest thereunder.

(vi) Borrower shall, and shall cause Property Owner and Master Tenant to, enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of each Material Agreement, REA and Permitted Encumbrance to be performed or observed, if any.

Section 5.20. Prohibited Persons. Neither Sponsor, nor Master Tenant, nor Property Owner, nor Borrower shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Embargoed Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Embargoed Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal Trade Embargo. Borrower shall cause the representation set forth in Section 4.24 of this Agreement and in Section 4.39 of the Mortgage Loan Agreement to remain true and correct at all times.

Section 5.21. Ground Lease.

(a) Borrower shall cause Property Owner to (i) pay all rents, additional rents and other sums required to be paid by Property Owner, as tenant under and pursuant to the provisions of any Ground Lease, (ii) diligently perform and observe all of the material terms, covenants and conditions of each Ground Lease on the part of Property Owner, as tenant thereunder, to be performed and observed, and (iii) promptly notify Lender of the giving of any written notice by the landlord under any Ground Lease to Property Owner of any event of default thereunder by Property Owner in the performance or observance of any of the terms, covenants or conditions of any Ground Lease on the part of Property Owner, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice within fifteen (15) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under any Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within fifteen (15) Business Days of Property Owner’s or Borrower’s receipt. Borrower shall not permit Property Owner to, without the prior consent of Lender, surrender the leasehold estate created by any Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter or amend any Ground Lease (other than any modification with respect to (x) a reduction of Property Owner’s obligations thereunder including a reduction in the rent payable thereunder (which does not result in the termination or cancellation of the Ground Lease) and (y) otherwise of a ministerial nature). If Property Owner shall default in the performance or observance of any material term, covenant or condition of any Ground Lease on the part of Property Owner, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then, without limiting the generality of the other provisions of the Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, subject to the terms of the Ground Lease and subject to the rights of Mortgage Lender, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of any Ground Lease on the part of Property Owner to be performed or observed on behalf of Property Owner, to the end that the rights of Property Owner in, to and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under any Ground Lease shall deliver to Lender a copy of any notice of an event of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall cause Property Owner to exercise each individual option, if any, to extend or renew the term of each Ground Lease in accordance with the terms of the Ground Lease and/or upon prior written demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and, subject to the rights of Mortgage Lender, Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower (on behalf of Property Owner), which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(b) Notwithstanding anything contained in any Ground Lease to the contrary, Borrower shall not permit Property Owner to further sublet any portion of any Property (other than as permitted pursuant to Section 5.7 of this Agreement) without prior written consent of Lender.

Section 5.22. Condominium. Borrower covenants and agrees as follows:

(a) Borrower shall cause Property Owner to pay all common charges and other assessments as required by the Condominium Documents in respect of the applicable Property and shall promptly, following demand, exhibit to Lender receipts for all such payments;

(b) Borrower shall not, unless directed otherwise in writing by Lender, without first obtaining Lender’s prior written consent, permit Property Owner to (1) vote for, consent to or permit to occur any modification of, amendment to, or relaxation in the enforcement of, any material provision of the Condominium Documents; provided, however,

Lender’s approval shall not be required for amendments to the Condominium Documents containing disclosures or other provisions required to be made by Legal Requirements; (2) in the event of damage to or destruction of the applicable Property, vote in opposition to a motion to repair, restore or rebuild, unless the Indebtedness will be repaid in full pursuant to Section 5.16; (3) partition or subdivide any Condominium Unit, or combine any Condominium Unit with another Condominium Unit; (4) consent to the termination of the Condominium; or (5) vote in favor of the imposition of special assessments for capital improvements pursuant to the Condominium Documents; and

(c) Borrower shall cause Property Owner to fully and faithfully observe, keep and perform, in all material respects, each and every material requirement, condition, covenant, agreement and provisions under the Condominium Act and the Condominium Documents on the part of Property Owner to be observed, kept and performed. Borrower shall promptly deliver to Lender a copy of any notice of default received by Property Owner or Borrower with respect to any obligation of Property Owner under the provisions of the Condominium Documents or the Condominium Act.

Section 5.23. Mortgage Loan. Borrower shall cause Property Owner to diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Property Owner to be performed and observed (including, without limitation, with respect to funding reserves and escrows), unless such performance or observance shall be waived in writing by Mortgage Lender.

ARTICLE VI

NEGATIVE COVENANTS

Borrower covenants and agrees as follows so long as the Loan is outstanding:

Section 6.1. Liens on the Collateral. Borrower shall not permit or suffer (and shall not permit Property Owner to permit or suffer) the existence of any Lien on any of its assets, other than in the case of Borrower, Mezzanine Loan Permitted Encumbrances, and in the case of Property Owner, Mortgage Loan Permitted Encumbrances.

Section 6.2. Ownership. Borrower shall not own any assets other than 100% of the direct equity interests in Property Owner. Borrower shall not permit Property Owner to own any assets other than the Properties and related personal property and fixtures located therein or used in connection therewith.

Section 6.3. Transfer; Prohibited Change of Control. Borrower shall not Transfer any Collateral, and shall not permit Property Owner or Master Tenant to Transfer any Mortgage Loan Collateral, other than (a) in compliance with this Agreement and Article II of the Mortgage Loan Agreement and (b) the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business. Borrower shall not, and shall not permit Property Owner or Master Tenant to hereafter file a declaration of condominium with respect to any of the Properties. No Prohibited Change of Control or Prohibited Pledge shall occur.

Section 6.4. Debt. Neither Borrower nor Property Owner shall have any Debt, other than the applicable Permitted Debt. Without limiting the foregoing, Borrower shall not permit Property Owner to incur any PACE Debt without the prior written consent of Lender in its sole discretion.

Section 6.5. Dissolution; Merger or Consolidation. Borrower shall not, and shall not permit Property Owner to, dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Successor Borrower pursuant to Section 2.3.

Section 6.6. Change in Business. Borrower shall not, and shall not permit Property Owner to, make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

Section 6.7. Debt Cancellation. Borrower shall not, and shall not Permit Property Owner to, cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

Section 6.8. Affiliate Transactions. Neither Borrower nor Property Owner shall enter into, or be a party to, any transaction with any affiliate of Borrower or Property Owner, except on terms that are intrinsically fair, commercially reasonable and substantially similar to those that Borrower or Property Owner, as the case may be, would have obtained in a comparable arms’-length transaction with an unrelated third party.

Section 6.9. Misapplication of Funds. Borrower shall not, and shall not permit Property Owner or Master Tenant to, (a) distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement or the Mortgage Loan Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to cause the amounts required to be remitted to any Mortgage Loan Collateral Account or Collateral Account to be so remitted, or (c) misappropriate any security deposit or portion thereof. Borrower shall not make any distributions to equityholders during the continuance of a Trigger Period or Event of Default unless expressly permitted hereunder.

Section 6.10. Jurisdiction of Formation; Name; Chief Executive Office. Borrower shall not, and shall not permit Property Owner to, change its jurisdiction of formation, its jurisdiction of fiscal residence or name without receiving Lender’s prior written consent and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith. Borrower shall provide to Lender notice of any change to Borrower’s chief executive office promptly after the occurrence of such change.

Section 6.11. Modifications and Waivers. Unless otherwise consented to in writing by Lender (such consent not to be unreasonably withheld, conditioned or delayed):

(i) Borrower shall not permit Property Owner to amend, modify, terminate, renew, or surrender any rights or remedies under any Lease, or enter into any Lease, except in compliance with Section 5.7;

(ii) Borrower shall not terminate, amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation) with respect to the “special purpose” requirements;

(iii) Intentionally omitted;

(iv) Borrower shall not, and shall not permit Property Owner to, enter into, amend or terminate any Material Agreement (except for terminations in connection with a material default by the counterparty thereunder) in any material respect or waive any material rights or remedies under any Material Agreement;

(v) Except as permitted pursuant to Section 5.21 hereof, Borrower shall not permit Property Owner to amend, modify, terminate or consent to the termination of any Ground Lease, including pursuant to a Fee Acquisition (and any such amendment, modification or termination of the Ground Lease in violation hereof shall constitute “willful misconduct” under Section 9.19(b) hereof);

(vi) Except as permitted pursuant to Section 5.7 hereof, Borrower shall not, and shall not permit Property Owner or Master Tenant to, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed provided no Event of Default has occurred and is continuing): (i) surrender, terminate or cancel, or permit to be surrendered, terminated or canceled, the Master Lease; (ii) reduce or consent to the reduction, or permit the reduction or the consent to the reduction, of the term of the Master Lease; (iii) decrease or consent to any decrease, or permit to be decreased or the consent to the decrease, of the amount of any Master Lease Rent or other charges payable under the Master Lease, unless in connection with a release of Property subject to and in compliance with the terms of this Agreement or the reduction of rent payable under a Ground Lease; (iv) permit Master Tenant to further Transfer any Property other than pursuant to any Transfer permitted pursuant to this Agreement; or (v) modify, change, supplement, alter or amend, or waive or release, or permit to be modified, changed, supplemented, altered, amended, waived or released, the Master Lease other than any amendment of the Master Lease to release a Property therefrom on account of a release of a Property, subject to and in compliance with the terms of this Agreement; and

(vii) Following the occurrence and during the continuance of an Event of Default, Borrower shall not permit Property Owner to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Master Lease without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

Section 6.12. ERISA.

(a) Borrower shall not, and shall not permit Property Owner to, maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower or Property Owner to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b) Borrower shall not, and shall not permit Property Owner to, engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations that could reasonably be expected to have a Material Adverse Effect or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Pledge Agreement or any other Loan Document) to be a non-exempt prohibited transaction under such provisions and could reasonably be expected to have a Material Adverse Effect.

Section 6.13. Alterations and Expansions. During the continuance of any Trigger Period or Event of Default, Borrower shall not, and shall not permit Property Owner or Master Tenant to, perform or contract to perform any capital improvements requiring Capital Expenditures with respect to the Properties that are not consistent with the Approved Annual Budget without the prior written consent of Lender. Borrower shall not, and shall not permit Property Owner or Master Tenant to, perform, undertake, contract to perform or consent to any Material Alteration with respect to the Properties without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned, but may be conditioned on the delivery of additional collateral in the form of cash or cash equivalents acceptable to Lender in respect of the amount by which any such Material Alteration exceeds the Threshold Amount (to the extent that (i) Mortgage Lender has not required such additional collateral pursuant to the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full). If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the actual, documented, reasonable out-of-pocket fees and disbursements of such consultant.

Section 6.14. Advances and Investments. Borrower shall not, and shall not permit Property Owner to, lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for (i) Permitted Investments and (ii) Borrower’s ownership of the limited liability company interests in Property Owner.

Section 6.15. Single-Purpose Entity. Neither Borrower nor Property Owner shall cease to be a Single-Purpose Entity. Neither Borrower nor Property Owner shall remove or replace any Independent Director without Cause and without providing at least two Business Days’ advance written notice thereof to Lender and the Rating Agencies.

Section 6.16. Zoning and Uses. Except in connection with a sublease that meets the Approved Sublease Parameters or that is otherwise permitted under this Agreement, Borrower shall not, and shall not permit Property Owner or Master Tenant to, do any of the following without the prior written consent of Lender:

(i) initiate or support any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to a Property, or use or permit the use of a Property in a manner that would result in the use of such Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement, REA or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of any Property is a nonconforming use, Borrower shall not, and shall not permit Property Owner to, cause or permit such nonconforming use to be discontinued or abandoned);

(ii) except with respect to those matters disclosed on the Exception Report, execute or file any subdivision plat affecting any of the Properties, or institute, or permit the institution of, proceedings to alter any tax lot comprising any of the Properties; or

(iii) knowingly permit or consent to any of the Properties being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

Section 6.17. Waste. Borrower shall not, and shall not permit Property Owner to, commit or permit (by Master Tenant or any other Person) any Waste on any of the Properties, nor take any actions that could be reasonably likely to invalidate any insurance carried on any of the Properties (and Borrower shall, or shall cause Property Owner or Master Tenant to, promptly correct any such actions of which Borrower becomes aware).

Section 6.18. Irrevocable Redirection Letter. Borrower shall not, and shall not permit Property Owner to, amend, modify, supplement, terminate or cancel the Irrevocable Redirection Letter without the prior written consent of Lender, which may be granted or withheld in Lender’s sole discretion.

ARTICLE VII

DEFAULTS

Section 7.1. Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):

(a) Payment.

(i) Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder); or

(ii) Borrower shall default, and such default shall continue for at least 10 days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than principal and interest), except to the extent sums sufficient to pay such amounts in question had been reserved hereunder or pursuant to the Mortgage Loan Agreement prior to the applicable due date therefore for the express purpose of such amounts in question and Lender or Mortgage Lender, as applicable, failed to apply amounts in the applicable Collateral Account or Mortgage Loan Collateral Account, as applicable, to the same when required hereunder.

(b) Representations. Any representation made by Borrower or Sponsor in any of the Loan Documents, or in any material report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation was made; provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent, immaterial and non-recurring or (B) if such breach is curable, if Borrower shall promptly cure such breach within 30 days following the date upon which Borrower first obtains knowledge of such breach or violation.

(c) Other Loan Documents. Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby and Borrower shall fail to promptly remedy such failure in accordance with Section 5.9 and 7.1(p); or a default by Borrower, Sponsor or any of their respective affiliates shall occur under any of the other Loan Documents in each case, beyond the expiration of any applicable cure period.

(d) Bankruptcy, etc.

(i) Borrower, Property Owner or Sponsor shall commence a voluntary case concerning itself under any Title of the United States Code concerning bankruptcy or insolvency (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);

(ii) Borrower, Property Owner or Sponsor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower, Property Owner or Sponsor, or shall dissolve or otherwise cease to exist;

(iii) there is commenced against Borrower, Property Owner or Sponsor an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 90 days after commencement;

(iv) Borrower, Property Owner or Sponsor is adjudicated insolvent or bankrupt;

(v) Borrower, Property Owner or Sponsor suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment;

(vi) Borrower, Property Owner or Sponsor makes a general assignment for the benefit of creditors; or

(e) Prohibited Change of Control.

(i) A Prohibited Change of Control shall occur; or

(ii) Borrower shall fail to deliver any Nonconsolidation Opinion required to be delivered pursuant to Section 2.4 within 10 Business Days following written notice thereof.

(f) Equity Pledge; Preferred Equity. Any direct or indirect equity interest in or right to distributions from Borrower or Property Owner shall be subject to a Lien in favor of any Person (other than Lender), or Borrower, Property Owner or any holder of a direct or indirect interest in Borrower or Property Owner shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted:

(i) any pledge of direct or indirect equity interests in or rights to distributions from a Qualified Equityholder;

(ii) the pledge of equity interests in Property Owner securing the Loan; and

(iii) the issuance of direct or indirect preferred equity interests in a Qualified Equityholder.

Any act, action or state of affairs that would result in an Event of Default pursuant to this subsection shall be referred to in this Agreement as a “Prohibited Pledge”.

(g) Insurance. Borrower shall fail to cause Property Owner to maintain in full force and effect all Policies required hereunder.

(h) ERISA; Negative Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement contained in Section 5.8 or in Article VI, provided that such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 Business Days after Borrower receives written notice thereof.

(i) Legal Requirements. Borrower shall fail to cause Property Owner to cure properly any violations of Legal Requirements affecting all or any portion of any Property within 90 days after Borrower first receives written notice of any such violations; provided, however, if any such violation is reasonably susceptible of cure, but not within such 90 day period, then Borrower shall be permitted up to an additional 60 days to cure such violation provided that Borrower commences a cure within such initial 90 day period and thereafter diligently and continuously pursues such cure.

(j) Certificates of Pledged Collateral. If at any time the equity interests pledged by Borrower pursuant to the Pledge Agreement are evidenced by new, replacement or additional certificates and Borrower fails to deliver such certificates to Lender, together with an executed stock, membership or partnership power, as applicable, in blank.

(k) Irrevocable Redirection Letter. The Irrevocable Redirection Letter shall in any manner be amended, modified, supplemented, terminated or canceled in violation of the terms of this Agreement.

(l) Mortgage Loan Event of Default. A Mortgage Loan Event of Default shall have occurred and be continuing.

(m) Express Events of Default. Any event shall occur that is explicitly identified as an “Event of Default” under any provision contained herein or in any of the other Loan Documents.

(n) Ground Leases. A material default by Property Owner shall occur under any Ground Lease beyond the expiration of any applicable cure period.

(o) Master Lease.

(i) if (A) Master Tenant shall fail in the payment of (1) any fixed or base rent set forth in or made payable pursuant to the Master Lease or (2) any additional rent set forth in or made payable pursuant to the Master Lease within 30 days of the date such rent is payable after the expiration of any notice and grace period provided for under the Master Lease, (B) any one or more of the events referred to in the Master Lease shall occur which would give rise to the termination of the Master Lease without notice or action by the Master Tenant under the Master Lease or which would entitle the Master Tenant to terminate the Master Lease and the term thereof by giving notice to Property Owner, as landlord thereunder, other than a termination arising from a (x) casualty with respect to which, subject to the rights of Mortgage Lender, Lender elects to apply any Loss Proceeds to the principal balance of the Loan instead of making the same available for Restoration or (y) condemnation, (C) the Master Lease shall be surrendered or the Master Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender, other than a termination arising from a (x) casualty with respect to which, subject to the rights of Mortgage Lender, Lender elects to apply any Loss Proceeds to the principal balance of the Loan instead of making the same available for Restoration or (y) condemnation, (D) there shall be, as to Master Tenant, a monetary or other default with respect to the Master Lease beyond any applicable cure periods contained therein that would have a Material Adverse Effect, or (E) any of the terms, covenants or conditions of the Master Lease shall in any manner be modified, changed, supplemented, altered, restated or amended in violation of the terms of this Agreement; or

(ii) if Property Owner shall revoke or modify the Rent Instruction or any other instruction or agreement governing the direction of payments by Master Tenant to Property Owner, without in each instance the prior written consent of Lender.

(p) Other Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in any other subsection of this Section) contained in this Agreement, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 Business Days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof, provided that promptly following its receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such 30 day period; and if such non-monetary default is not cured within such 30 day period despite Borrower’s diligent efforts but is susceptible of being cured within 90 days of Borrower’s receipt of Lender’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 90 days from Borrower’s receipt of Lender’s original notice, provided that Borrower promptly delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 90 day period, which may be extended on a day-by-day basis due to Force Majeure.

Section 7.2. Remedies.

(a) During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Pledge Agreement and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.1(d) shall occur, then the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

(b) If Lender forecloses on any Collateral, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness (in such order as Lender may determine in its sole discretion) shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the remaining Collateral. At the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness.

(c) During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Upon the occurrence and during the continuance of an Event of Default, subject to the rights of Mortgage Lender and Tenants (except Master Tenant), Lender may enter upon any or all of the Properties upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclose Lender’s security interest under the Pledge Agreement or collect the Indebtedness. The actual, documented out-of-pocket costs and expenses incurred by Lender in exercising rights under this Section (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Pledge Agreement and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

(e) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of ten days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any actual, documented, out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(f) Notwithstanding the availability of legal remedies, to the extent permitted by applicable law, Lender will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Borrower to cure or refrain from repeating any Default.

(g) Notwithstanding anything herein to the contrary, if an event specified in Section 7.1(d) occurs solely in respect of Sponsor and not Borrower, then such event shall not constitute an Event of Default or result in an acceleration of the Loan unless, in each case, Lender so determines in its sole discretion by written notice to Borrower; and unless and until Lender sends such notice, a Trigger Period shall be deemed to have commenced for all purposes hereunder, which Trigger Period shall continue until the Loan is repaid in full.

Section 7.3. Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder) and the Notes in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions Precedent to Closing. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.3):

(a) Loan Documents. Lender shall have received a duly executed copy of each Loan Document and each Mortgage Loan Document. Each Loan Document that is to be recorded in the public records shall be in form suitable for recording.

(b) Collateral Accounts. Each of the Mortgage Loan Collateral Accounts, including, but not limited to the Excess Cash Flow Reserve Account shall have been established and funded to the extent required under Article III of the Mortgage Loan Agreement.

(c) Opinions of Counsel. Lender shall have received, in each case in form and substance satisfactory to Lender, (i) a New York legal opinion, (ii) a bankruptcy nonconsolidation opinion with respect to each Person owning at least a 49% direct or indirect equity interest in Borrower, Property Owner and any affiliated property manager, (iii) certain customary Delaware legal opinions and (iv) the True Lease Opinion.

(d) Organizational Documents. Lender shall have received all documents reasonably requested by Lender relating to the existence of Borrower, Property Owner and Master Tenant, the validity of the Loan Documents and the Mortgage Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including:

(i) Authorizing Resolutions. To the extent the required authorizations are not contained directly in the organizational documents of Borrower, Property Owner, Master Tenant and Sponsor, certified copies of the resolutions authorizing the execution and delivery of the Loan Documents by Sponsor and Borrower.

(ii) Organizational Documents. Certified copies of the organizational documents of Sponsor, Master Tenant, Property Owner and Borrower (including any certificate of formation, certificate of limited partnership, certificate of incorporation, operating agreement, limited partnership agreement or by-laws), in each case together with all amendments thereto.

(iii) Certificates of Good Standing or Existence. Certificates of good standing or existence for Sponsor, Property Owner and Borrower issued as of a recent date by its state of organization and, with respect to Property Owner, by the state(s) in which all Properties are located.

(iv) Recycled Entity Certificate. A recycled entity certificate acceptable to Lender with respect to Borrower.

(e) Lease; Material Agreements. Lender shall have received true, correct and complete copies of all Leases, Ground Leases, the Master Lease, Condominium Documents and Material Agreements.

(f) Lien Search Reports. Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien, bankruptcy and judgment searches conducted by a search firm acceptable to Lender with respect to all Properties, Sponsor, Master Tenant, Property Owner, Borrower and Borrower’s immediate predecessor, if any, such searches to be conducted in such locations as Lender shall have requested.

(g) No Event of Default. No Event of Default or Mortgage Loan Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement.

(h) No Injunction. No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(i) Representations. The representations in this Agreement and the Mortgage Loan Agreement and in the other Loan Documents shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on such date.

(j) Estoppel Letters. Borrower shall have received and delivered to Lender estoppel certificates from such parties and in such form and substance as shall be satisfactory to Lender, each of which shall, except to the extent otherwise provided to lender on or before the Closing Date, specify that Lender and its successors and assigns may rely thereon.

(k) No Material Adverse Effect. No event or series of events shall have occurred that Lender reasonably believes has had or is reasonably expected to result in a Material Adverse Effect.

(l) Transaction Costs; Closing Statement. Borrower shall have paid all transaction costs (or provided for the direct payment of such transaction costs by Lender from the proceeds of the Loan), including, without limitation, satisfaction of the mortgages and deeds of trust currently encumbering the Properties. In addition to the foregoing, Borrower and Property Owner (applicable) shall have paid all amounts payable by Borrower and Property Owner in connection with the closing of the Loan and the Mortgage Loan as set forth on the closing statement delivered by Borrower on or prior to the Closing Date (provided that Lender has approved such closing statement).

(m) Insurance. Lender shall have received certificates of insurance on ACORD Form 25 for liability insurance and ACORD Form 28 for casualty insurance demonstrating insurance coverage in respect of the Properties of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Mortgage

Loan Agreement and Section 5.15 of this Agreement. Such certificates shall indicate that Mortgage Lender and its successors and assigns are named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee and mortgagee endorsement in favor of Mortgage Lender, its successors and assigns. In addition to the foregoing, Lender shall have received an environmental insurance policy covering the Properties mutually acceptable to Lender and Borrower.

(n) Title. Lender shall have received a marked, signed commitment to issue, or a signed pro-forma version of (i) a UCC Title Insurance Policy insuring Lender’s first-priority perfected security interest in 100% of the limited liability company interests in Property Owner pledged by Borrower to Lender pursuant to the Pledge Agreement, and otherwise in form and substance reasonably acceptable to Lender and (ii) an owner’s Title Insurance Policy in favor of Property Owner with a “Mezzanine Lender’s Financing Endorsement”, in form and substance reasonably satisfactory to Lender. If the Title Insurance Policy is to be issued by, or if disbursement of the proceeds of the Loan are to be made through, an agent of the actual insurer under the Title Insurance Policy (as opposed to the insurer itself), the actual insurer shall have issued to Lender for Lender’s benefit a so-called “Insured Closing Letter.”

(o) Zoning. Lender shall have received evidence reasonably satisfactory to Lender that each Property is in compliance with all applicable zoning requirements (including a zoning report, a zoning endorsement if obtainable and a letter from the applicable municipality if obtainable).

(p) Permits; Certificate of Occupancy. Lender shall have received a copy of all Permits necessary for the use and operation of each Property and the certificate(s) of occupancy, if required, for each Property, all of which shall be in form and substance reasonably satisfactory to Lender.

(q) Engineering Report. Lender shall have received a current Engineering Report with respect to each Property, which report shall be in form and substance reasonably satisfactory to Lender.

(r) Environmental Report. Lender shall have received an Environmental Report in form and substance reasonably satisfactory to Lender (dated not more than six months prior to the Closing Date) with respect to each Property that discloses no material environmental contingencies with respect to the Properties or is otherwise in form and substance reasonably satisfactory to Lender.

(s) Survey. Lender shall have received a Survey with respect to each Property in form and substance reasonably satisfactory to Lender.

(t) Appraisal. Lender shall have obtained an Appraisal of each Property satisfactory to Lender.

(u) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(v) Financial Information. Lender shall have received financial information reasonably required by Lender relating to Sponsor, Borrower, Property Owner, Master Tenant and the Properties that is satisfactory to Lender.

(w) Intentionally Omitted.

(x) Know Your Customer Rules. At least 10 days prior to the Closing Date, Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(y) Irrevocable Redirection Letter. Lender shall have received a true and complete copy of the Irrevocable Redirection Letter executed by Property Owner and acknowledged and agreed to by Borrower, Mortgage Lender and Lender.

(z) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to in this Agreement and not appearing as exhibits to this Agreement) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.

Section 9.2. GOVERNING LAW.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. BORROWER AND LENDER HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).

Section 9.3. Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.

Section 9.4. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by PDF or other similar attachment to electronic mail (provided that notice is also simultaneously sent by one of the other means provided for herein), hand delivery, expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (except that any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:

Brigade Leveraged Capital Structures Fund Ltd.

Brigade Credit Fund II Ltd.

Brigade Structured Credit Fund Ltd.

Los Angeles County Employees Retirement Association,

Brigade Distressed Value Master Fund Ltd.

The Coca-Cola Company Master Retirement Trust

Fedex Corporation Employees’ Pension Trust

Delta Master Trust

Brigade Opportunistic Credit Fund—ICIP, Ltd.

Brigade Opportunistic Credit Fund 16 LLC

c/o Brigade Capital Management, LP

399 Park Avenue, 16th Floor

New York, NY 10022

Attention: Patrick Criscillo, Chief Financial Officer

With copies to:

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East, 33rd Floor

Los Angeles, CA 90067

Attention: Eric R. Reimer, Esq.

If to Borrower:

Giraffe Junior Holdings, LLC

1 Geoffrey Way

Wayne, New Jersey 07470

Attention: Treasurer

Giraffe Junior Holdings, LLC

1 Geoffrey Way

Wayne, New Jersey 07470

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: James I. Hisiger, Esq.

Section 9.5. TRIAL BY JURY. LENDER AND BORROWER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY INDIVIDUALLY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 9.6. Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.7. Assignment and Participation.

(a) Except as expressly set forth in Article II, Borrower may not sell, assign or otherwise transfer any rights, obligations or other interest of Borrower in or under the Loan Documents.

(b) Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion and without the consent of Borrower to sell one or more of the Notes or any interest therein (an “Assignment”) and/or sell a participation interest in one or more of the Notes separately from other Notes or any interest therein (a “Participation”) to a participant (a “Participant”). Borrower shall reasonably cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation, and Borrower shall promptly provide such information, legal opinions and documents relating to Borrower, Property Owner, Master Tenant, Sponsor, the Properties and any Tenants as Lender may reasonably request in connection with such Assignment or Participation. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be). Lead Lender or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as non-fiduciary agent for Borrower, a register on which it shall enter (i) the name or names of the registered owner or owners from time to time of the Notes and (ii) principal amounts (and stated interest) of the Notes owing to each registered owner or owners. Upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate Notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment. Borrower agrees that each Participant shall be entitled to the benefits of Section 1.4 (subject to the requirements and limitations therein, including the requirements under Section 1.4(d) (it being understood that the documentation required under Section 1.4(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant shall not be entitled to receive any greater payment under Section 1.4, with respect to any Participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.

(c) Each Lender that sells a Participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any transferee, such transferee shall, on or prior to the date such transferee acquires an interest under this Agreement or any Note, furnish to Borrower Form W-9, Form W-8BEN or W-8BEN-E, Form W-8ECI, or Form W-8IMY, as applicable, together with all required attachments.

(e)

(i) Borrower shall have no obligation to recognize or deal directly with any Lender other than Lead Lender, and no Lender other than Lead Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Lead Lender to bind each Lender, notwithstanding that the particular action in question may, pursuant to this Agreement be subject to the consent or direction of some or all of the other Lenders.

(ii) In addition to any other rights of Lender, Lender may designate one or more administrative and/or collateral agents to act on behalf of the Lender in one or more respects as determined by Lender from time to time with the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required if an Event of Default has occurred and is continuing (any such administrative agent or collateral agent, an “Agent”) and thereafter to remove or replace any such Agent from time to time. In the event of any appointment of an Agent, any Liens granted and created in favor of the “Lender” under this Agreement, the Pledge Agreement and the other Loan Documents shall be held, and shall be deemed for all purposes under this Agreement, the Pledge Agreement and the other Loan Documents to be held, by such Agent as agent on behalf of Lender and Lender’s transferees, assignees and successors from time to time holding interests in the Loan.

Section 9.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.9. Preferences; Waiver of Marshalling of Assets. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. If any payment to Lender is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the obligations hereunder or portion thereof intended to be satisfied by such payment shall be revived and continue in full force and effect, as if such payment had not been made. Borrower hereby waives any legal right otherwise available to Borrower that would require the sale of any Collateral either separate or apart from other Collateral, or require Lender to exhaust its remedies against any Collateral before proceeding against any other Collateral. Without limiting the foregoing, to the fullest extent permitted by law, Borrower hereby waives and shall not assert any rights in respect of a marshalling of Collateral, a sale in the inverse order of alienation, any homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral or any portion thereof in any sequence and any combination as determined by Lender in its sole discretion.

Section 9.10. Remedies of Borrower. Neither Borrower nor Lender shall assert, and hereby waives, any claim against the other party and/or such party’s respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Legal Requirement), except to the extent imposed upon such party by one or more third parties, arising out of, as a result of, or in any way related to, the Loan Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Borrower and Lender hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.11. Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Lender.

Section 9.12. No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in the Collateral other than that of pledgee or lender.

Section 9.13. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.14. Brokers and Financial Advisors. Borrower represents that neither it nor Sponsor has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Goldman, Sachs & Co., Bank of America Merrill Lynch and Lazard Frères & Co. LLC (and any commissions payable in connection therewith shall be paid solely by Sponsor). Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, actual, documented out-of-pocket costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

Section 9.16. Estoppel Certificates.

(a) Borrower shall execute, acknowledge and deliver to Lender, within 10 Business Days after receipt of Lender’s written request therefor at any time from time to time, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) any offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower’s knowledge, Lender, is in default under the Loan Documents (or specifying any such default), (F) that all Leases are in full force and effect and have not been modified (except in accordance with the Loan Documents), (G) whether or not any of the Tenants under the Leases are in material default under the Leases (setting forth the specific nature of any such material defaults) and (H) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in a Loan shall be permitted to rely on such certificate.

(b) Lender shall execute, acknowledge and deliver to Borrower, within 10 Business Days after receipt of Borrower’s written request therefor at any time from time to time, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid and (C) that no Event of Default exists under the Loan Documents that requires notice. Any prospective purchaser of any direct or indirect interest in Borrower shall be permitted to rely on such certificate.

(c) Borrower shall (and Borrower shall cause Property Owner and Master Tenant to) deliver to Lender, within 20 days following Lender’s request, tenant estoppel certificates from Master Tenant in form and substance reasonably acceptable to Lender.

(d) Borrower shall use commercially reasonable efforts to cause Property Owner to deliver to Lender within 30 days after Lender request estoppel certificates from each party under any Ground Lease in form and substance reasonably acceptable to Lender.

(e) So long as no Event of Default has occurred and is continuing, Lender may request, and Borrower shall be required to deliver, estoppel certificates pursuant to clauses (a) through (d) above no more than one (1) time per any calendar year.

Section 9.17. General Indemnity; Payment of Expenses.

(a) Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of Lender’s interest in the Loan; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, criminal conduct, gross negligence or willful misconduct of such Indemnified Party.

(b) If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section are unenforceable in whole or in part or are otherwise unavailable to the Indemnified Party or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by an Indemnified Party as a result of any Damages the maximum amount Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Section will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents.

(c) To the extent any Indemnified Party has notice of a claim for which it intends to seek indemnification hereunder, such Indemnified Party shall give prompt written notice thereof to Borrower, provided that failure by Lender to so notify Borrower will not relieve Borrower of its obligations under this Section, except to the extent that Borrower suffers actual prejudice as a result of such failure. In connection with any claim for which indemnification is sought hereunder, Borrower shall have the right to defend the applicable Indemnified Party (if requested by the applicable Indemnified Party, in the name of such Indemnified Party) from such claim by attorneys and other professionals reasonably approved by the applicable Indemnified

Party. Upon assumption by Borrower of any defense pursuant to the immediately preceding sentence, Borrower shall have the right to control such defense, provided that the Applicable Indemnified Party shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the applicable Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the applicable Indemnified Party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the applicable Indemnified Party. The applicable Indemnified Party shall have the right to retain its own counsel if (i) Borrower shall have failed to employ counsel reasonably satisfactory to the applicable Indemnified Party in a timely manner, or (ii) the applicable Indemnified Party shall have been advised by counsel that there are actual or potential material conflicts of interest between Borrower and the applicable Indemnified Party, including situations in which there are one or more legal defenses available to the applicable Indemnified Party that are different from or additional to those available to Borrower. So long as Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, Lender and the applicable Indemnified Party shall not compromise or settle such action defended without Borrower’s consent, which shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole discretion of the applicable Indemnified Party, reimburse the applicable Indemnified Party for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the Applicable Indemnified Party in accordance with this Section in connection with defending any claim subject to indemnification hereunder.

(d) Any amounts payable to Lender by reason of the application of this Section shall be secured by the Pledge Agreement and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Parties until paid.

(e) The provisions of and undertakings and indemnifications set forth in this Section shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

(f) Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all actual, documented out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including reasonable legal fees and disbursements, accounting fees, and the costs of the Appraisals, the Engineering Reports, the Title Insurance Policies, the Surveys, the Environmental Reports and any other third-party diligence materials; (ii) all actual, documented out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with (A) monitoring Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters relating hereto (including Leases, Material Agreements, REAs and Permitted Encumbrances), (C) filing, registration and recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents (including the filing, registration or recording of any instrument of further assurance) and all federal, state, county and municipal, taxes (including, if applicable, intangible taxes), search fees, title insurance premiums, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Loan Documents, any pledge agreement supplemental thereto, any security instrument with respect to the Collateral or any instrument of further assurance, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) the satisfaction of any Rating Condition in respect of any matter required or requested by Borrower hereunder; and (iii) all actual, documented out-of-pocket costs and expenses (including reasonable attorney’s fees and, if the Loan has been Securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes). Without limiting the foregoing, Borrower shall pay all actual, documented out-of-pocket costs, expenses and fees of Lender and its Servicer, operating advisor and securitization trustee resulting from Defaults or requests by Borrower (including enforcement expenses and any liquidation fees, workout fees, special servicing fees, operating advisor consulting fees or any other similar fees and interest payable on advances made by the Servicer or the securitization trustee with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents, and any expenses paid by Servicer or a trustee in respect of the protection and preservation of any Collateral, such as payment of taxes and insurance premiums); and the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain due to a request by Borrower or the occurrence of a Default. Notwithstanding the above, (i) from and after the date hereof, Borrower shall not be responsible for the payment of any of Lender’s expenses incurred in connection with a Securitization (which shall, for the avoidance of doubt, exclude the initial securitization of the Mortgage Loan) and/or pursuant to Section 9.7 hereof, and (ii) Borrower shall not be responsible for the payment of any amounts due under this Section to the extent that such costs and expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, criminal conduct, gross negligence or willful misconduct of Lender, Servicer, operating advisor, securitization trustee, certificate administrator or any of their respective affiliates.

Section 9.18. No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 9.19. Recourse.

(a) Subject to the qualifications herein, Lender shall not enforce Borrower’s obligation to pay the Indebtedness by any action or proceeding wherein a deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any of its affiliates, or any Exculpated Person, except for foreclosure actions or any other appropriate actions or proceedings in order to fully exercise Lender’s remedies in respect of, and to realize upon, the Collateral, and except for any actions to enforce any obligations expressly assumed or guaranteed by any guarantor, indemnitor or similar party (whether or not such party is an Exculpated Person) under the Loan Documents or the obligations of Borrower under Section 9.19(b).

(b) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section and Sponsor under the Guaranty) resulting from or arising out of any of the following:

(i) any intentional physical Waste at any of the Properties committed or permitted by Borrower, Sponsor, Property Owner, Master Tenant or any of their respective affiliates; provided, however, that no liability shall result under this clause (i) (A) with respect to alterations made by Borrower, Property Owner or Master Tenant to any Property in accordance with Section 6.13 hereof or Section 6.13 of the Mortgage Loan Agreement or (B) if the Properties failed to generate sufficient cash flow to pay for maintenance and repairs at the applicable Property or if funds reserved by Lender or Mortgage Lender for such purpose have not been made available to Borrower or Property Owner by Lender or Mortgage Lender to pay such amounts;

(ii) any fraud or intentional misrepresentation committed by Borrower, Sponsor, Property Owner, Master Tenant or any of their respective affiliates;

(iii) any willful misconduct by Borrower, Sponsor, Property Owner, Master Tenant or any of their respective affiliates (including any litigation or other legal proceeding initiated by such Person in bad faith or which is determined by a court of competent jurisdiction to be frivolous that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents during the continuance of an Event of Default (but in no event including any good faith defense asserted by Borrower, Sponsor, Property Owner or any of their respective Affiliates);

(iv) the misappropriation or intentional misapplication by Borrower, Sponsor, Property Owner, Master Tenant or any of their respective affiliates of any funds in violation of the Loan Documents or the Mortgage Loan Documents (including misappropriation or misapplication of Revenues, Master Lease Rent, security deposits and/or Loss Proceeds);

(v) any voluntary Debt incurred by Borrower or Property Owner (other than Permitted Debt) if and to the extent the continued existence of such Debt is prohibited hereunder, unless such Debt arises from an insufficiency of cash flow to pay such Debt;

(vi) any breach by Borrower, Property Owner or Sponsor of any representation or covenant regarding environmental matters contained in this Agreement, in the Mortgage Loan Documents or in the Environmental Indemnity (in each case beyond all applicable notice and cure periods set forth in the Loan Documents or the Mortgage Loan Documents);

(vii) failure of Property Owner to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of any Property in accordance with the terms and provisions hereof; provided, however, that no liability shall result under this clause (vii) if (A) Lender or Mortgage Lender, as the case maybe, fails to permit cash flow from the Properties to be applied for such purpose or (B) if the Properties failed to generate sufficient cash flow to pay any such amounts when due;

(viii) failure of Property Owner to pay or maintain the Policies or pay the amount of any deductible required thereunder following a Casualty or other insurance claim; provided, however, that no liability shall result under this clause (viii) if (A) Lender or Mortgage Lender, as the case may be, fails to permit cash flow from the Properties to be applied for such purpose or (B) if the Properties failed to generate sufficient cash flow to pay any such amounts when due;

(ix) the failure of Borrower or Property Owner to be, and to at all times have been, a Single-Purpose Entity, regardless of whether such failure to have been a Single-Purpose Entity prior to the date hereof has been disclosed to Lender, and including any and all liabilities, contingent or otherwise, arising from or related to (x) the actions, conduct and/or operating history of Borrower or Property Owner (or any Person merged into Borrower or Property Owner) prior to the Closing Date and (y) Borrower’s or Property Owner’s, as the case may be, ownership (or the ownership of any Person merged into Borrower or Property Owner) of assets prior to the Closing Date that do not constitute a portion of the Collateral or the Mortgage Loan Collateral and/or the filing by any Person of a motion for substantive consolidation in bankruptcy citing any such failure (for the avoidance of doubt, the recourse described in this clause shall be in addition to the full recourse for a substantive consolidation as described below); provided, however, that no liability shall result under this clause (ix) with respect to (A) failures to pay unsecured trade payables and operational debt incurred in the ordinary course of Borrower’s or Property Owner’s, as the case may be, business if there is insufficient case flow from the Properties (or if funds reserved by Lender or Mortgage Lender, as the case may be, for such purposes have not been made available to Borrower or Property Owner by Lender or Mortgage Lender, as the case may be, to pay such outstanding amounts) and (B) Sponsor is not obligated to fund additional capital to make any loans to Borrower or Property Owner;

(x) removal of personal property from any of the Properties after the occurrence and during the continuance of an Event of Default or Mortgage Loan Event of Default, unless replaced with personal property of the same utility and of the same or greater value and utility;

(xi) any fees or commissions paid by Borrower or Property Owner to any affiliate in violation of the terms of the Loan Documents or the Mortgage Loan Documents;

(xii) transfer taxes resulting from Lender’s exercise of remedies following an Event of Default;

(xiii) the contesting or opposition by Borrower, Property Owner, Sponsor or any of their respective affiliates of any motion filed by Lender for relief from the automatic stay in any bankruptcy proceeding of Borrower or Property Owner;

(xiv) any material modification, termination, surrender, waiver or cancellation of any Ground Lease (including pursuant to a Fee Acquisition) in violation of the Loan Documents or the Mortgage Loan Documents;

(xv) except as expressly set forth below with respect to full recourse liability in the following paragraph in clause (i), any Transfer occurs in violation of the Loan Documents if such Transfer does not result in (A) a Prohibited Change of Control or (B) a voluntary Transfer of title to all or any portion of the Collateral or the fee title to the real estate comprising the Properties; and

(xvi) after a foreclosure (or conveyance-in-lieu of foreclosure) of the Collateral made pursuant to the Loan Documents, the failure of Borrower in bad faith to deliver to Lender all books and records with respect to the Properties then in the possession of Borrower.

In addition to the foregoing, the Loan and all Indebtedness shall be fully recourse to Borrower and Sponsor, jointly and severally, if (i) any Transfer occurs in violation of the Loan Documents if such Transfer results in (A) a Prohibited Change of Control or (B) a voluntary Transfer of title to all or any portion of the Collateral or the fee title to the real estate comprising the Properties, (ii) any petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law is filed by, consented to, or acquiesced in by, Borrower or Property Owner, (iii) Borrower or any of its Affiliates or Property Owner or any of its Affiliates (including Sponsor) shall have colluded with other creditors to cause an involuntary filing under the Bankruptcy Code or similar federal or state law with respect to Borrower or Property Owner, or Borrower or Property Owner shall have terminated one or more of the Independent Directors for the purpose of facilitating a bankruptcy filing, (iv) Borrower or Property Owner fails to be, and to at all times have been, a Single-Purpose Entity, which failure results in a substantive consolidation of Borrower or Property Owner with any affiliate in a bankruptcy or similar proceeding, or (v) any material modification, termination, surrender, waiver or cancellation of the Master Lease in violation of the Loan Documents or the Mortgage Loan Documents. All of Borrower’s liabilities under this Section 9.19(b) shall be guaranteed by Sponsor pursuant to the Guaranty.

(c) The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral, or the Liens on the Collateral, or the right of Lender, as pledgee or secured party, to foreclose and/or enforce its rights with respect to the Collateral after an Event of Default. Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents. Lender may seek a judgment on the Note (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose on any Collateral or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder, and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and may be enforced on and against the Collateral and the rents, profits, issues, products and proceeds thereof. Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Note upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to seek personal judgments, and to enforce all rights and remedies under applicable law, jointly and severally against any indemnitors and guarantors to the extent allowed by any applicable Loan Documents. The provisions set forth in this Section are not intended as a release or discharge of the obligations due under the Note or under any Loan Documents, but are intended as a limitation, to the extent provided in this Section, on Lender’s right to sue for a deficiency or seek a personal judgment except as required in order to realize on the Collateral.

Section 9.20. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

Section 9.21. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of appraisals of the Properties or the Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 9.22. Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender.

Section 9.23. No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arms’-length commercial transactions between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

Section 9.24. Borrower Information. Borrower shall make (and shall cause Property Owner to make) available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall have the right to disclose any and all information provided to Lender by Borrower, Property Owner or Sponsor regarding Borrower, Property Owner, Sponsor, the Loan, the Collateral and the Properties (i) to affiliates of Lender and to Lender’s agents and advisors, (ii) to any actual or potential assignee, transferee or participant in connection with the contemplated assignment, transfer, participation or Securitization of all or any portion of the Loan or any participations therein, and to any investors or prospective investors in the Certificates, and their respective advisors and agents, including the operating advisor, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, or to any Person that is a pledgee or a party to a repurchase agreement with respect to the Loan, (iii) to any Rating Agency in connection with a Securitization or as otherwise required in connection with a disposition of the Loan, (iv) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document following an Event of Default, (v) to any governmental agency, including the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the FDIC, the Securities and Exchange Commission and any other regulatory authority that may exercise authority over Lender or any investor in the Certificates (including the Servicer, the Securitization trustee and their respective agents and employees) or any representative thereof, and to the National Association of Insurance Commissioners, in each case if requested by such governmental agency or otherwise required to comply with the applicable rules and regulations of such governmental agency or if required pursuant to legal or judicial process, and (vi) in any Disclosure Document (as defined in the Cooperation Agreement (as defined in the Mortgage Loan Agreement). In addition, Lender may disclose the existence of this Agreement and the Mortgage Loan Agreement and the information about this Agreement and the Mortgage Loan Agreement to market data collectors, similar services providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents. Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of this Section, “tax structure” means any facts relevant to the federal income tax treatment of the Transaction but does not include information relating to the identity of any of the parties hereto or any of their respective affiliates.

Section 9.25. PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, Property Owner and Sponsor, which information includes the name and address of Borrower, Property Owner and Sponsor and other information that will allow Lender to identify Borrower, Property Owner or Sponsor in accordance with the PATRIOT Act.

Section 9.26. EU Bail-in Rule. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any EEA Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any EEA Bail-in Action on any such liability, including, if applicable:

(A)	a reduction in full or in part or cancellation of any such liability;

(B)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.27. Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS, FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).

Section 9.28. Publicity. If the Loan is made, each of Lender or Borrower may issue press releases, advertisements and other promotional materials describing in general terms or in detail each party’s own participation in such transaction, and may utilize photographs of the Properties in such promotional materials. Neither Lender nor Borrower shall make any references to the other party in any press release, advertisement or promotional material issued by Borrower, Property Owner or Sponsor, as applicable, unless such other party shall have approved of the same in writing prior to the issuance of such press release, advertisement or promotional material.

Section 9.29. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, under any other Loan Document or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable hereunder or under any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.30. Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.31. Intercreditor Agreement. Lender and Mortgage Lender are or will be parties to a certain Intercreditor Agreement (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mortgage Loan, Borrower, Property Owner and the Properties. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and the Mortgage Lender and (ii) Borrower and Property Owner are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on the provisions contained therein. Lender and Mortgage Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Section 9.32. Senior Loan.

(a) Lender shall have the right to cure any Mortgage Loan Event of Default, regardless of whether such Mortgage Loan Event of Default results from the breach of a monetary or non-monetary covenant (except to the extent Borrower or Mortgage Borrower is diligently pursuing remedies to cure such Event of Default, provided that the pursuit of such remedies does not adversely impact Lender’s rights to cure any Mortgage Loan Event of Default pursuant to the Intercreditor Agreement, in Lender’s reasonable discretion); and the costs and expenses incurred by Lender in doing so, including reasonable attorneys’ fees, with interest thereon at the Default Rate, shall constitute a portion of the Indebtedness, shall be secured by the Pledge Agreement and other Loan Documents, and shall be due and payable to Lender within five Business Days following written demand therefor.

(b) Lender shall have the right without notice or demand on Borrower or Property Owner to purchase all or any portion of the Mortgage Loan or any interest therein without notice to or consent of Borrower, in which event Lender shall have and may exercise all rights of Mortgage Lender thereunder. Borrower hereby expressly agrees that any claims which Property Owner may have against Mortgage Lender relating to or arising out of the Mortgage Loan shall be the personal obligation of the assigning Mortgage Lender and in no event shall Property Owner be entitled to bring or pursue such claims against Lender or any Affiliate of Lender or any other Person as the successor holder the Mortgage Loan or any interest therein; provided that Mortgage Borrower may seek specific performance of its contractual rights under the Mortgage Loan Documents..

(c) If, on account of the subordination of the Loan to the Mortgage, Lender is required to remit to Mortgage Lender any amount theretofore paid to Lender hereunder, then such amount shall continue to be owing pursuant to this Agreement and the other Loan Documents as part of the Indebtedness, notwithstanding the prior receipt of such payment by Lender.

(d) Lender shall have the right at any time to discuss matters regarding the Property, the Collateral, the Mortgage Loan, the Loan or any other matter directly with Mortgage Lender or its consultants, agents or representatives, without notice to or permission from Borrower, Property Owner or any of their affiliates. Lender shall have no obligation to disclose such discussions or the contents thereof with Borrower, Property Owner or any of their affiliates.

(e) If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval,

Mortgage Lender and Lender may reasonably reach different conclusions, and (iii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent applicable to Lender in this Agreement and the other Loan Documents. In addition, the denial by Lender of a requested consent or approval shall not result in any liability or other obligation of Lender, if such denial results directly or indirectly in a default under the Mortgage Loan, and Borrower hereby waives any claim of liability against Lender arising from any such denial.

(f) Borrower shall cause Property Owner to (a) pay all principal, interest and other sums required to be paid by Property Owner under and pursuant to the provisions of the Mortgage Loan Documents unless such performance or observance shall be waived in writing by Mortgage Lender; (b) diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Property Owner to be performed and observed (including, without limitation, with respect to funding reserves and escrows), unless such performance or observance shall be waived in writing by Mortgage Lender; (c) promptly notify Lender of the giving of any notice of breach or default or any other written notice by Mortgage Lender to Property Owner or Borrower; (d) intentionally omitted, and (e) not enter into any material amendment or modification of any Mortgage Loan Document, or any additional Mortgage Loan Documents, without Lender’s prior written consent, except for those amendments, modifications or additional Mortgage Loan Documents that are required under the Mortgage Loan Documents (as in effect on the date hereof) or that Property Owner is required to consent to thereunder pursuant to the express terms of the Mortgage Loan Documents (as in effect on the date hereof).

(g) Borrower shall not permit Property Owner to, except as expressly permitted or required by the Mortgage Loan Documents, make any partial or full prepayment of amounts owing under the Mortgage Loan.

(h) Borrower shall (or shall cause Property Owner to), from time to time, use commercially reasonable efforts to obtain from Mortgage Lender such certificates of estoppel with respect to compliance by Property Owner with the terms of the Mortgage Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mortgage Lender fails to deliver such estoppel, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Property Owner expressly representing to Lender (i) to the knowledge of Borrower and Property Owner, the outstanding principal balance of the Mortgage Loan and (ii) whether Mortgage Lender, Borrower, Property Owner or any Sponsor has sent or received a default notice or Event of Default notice (and if so, attaching a copy of each such notice).

(i) Neither Borrower, Property Owner, nor any affiliate of any of them shall acquire or agree to acquire the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower, Property Owner, or any affiliate of any of them shall have failed to comply with the foregoing, then Borrower: (i) shall promptly notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents; provided, however, the foregoing shall not require Borrower, Property Owner or any of their affiliates to hinder, delay, contest or otherwise interfere with Mortgage Lender’s rights or remedies under the Mortgage Loan Documents.

(j) Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Property Owner to, enter into any deed-in-lieu or consensual foreclosure with or for the benefit of Mortgage Lender or any of its affiliates. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Property Owner to, enter into any consensual sale or other transaction in connection with the Mortgage Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or Borrower, the Collateral or any portion thereof or any interest therein or of Property Owner in the Property or portion thereof or any interest therein.

Lender and Borrower are executing this Agreement as of the date first above written.

LENDER:

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.,

BRIGADE CREDIT FUND II LTD.,

BRIGAD\E STRUCTURED CREDIT FUND LTD.,

LOS ANGELES COUNTY EMPLOYEES RETIREMENT ASSOCIATION,

BRIGADE DISTRESSED VALUE MASTER FUND LTD.,

THE COCA-COLA COMPANY MASTER RETIREMENT TRUST,

FEDEX CORPORATION EMPLOYEES’ PENSION TRUST,

DELTA MASTER TRUST,

BRIGADE OPPORTUNISTIC CREDIT FUND—ICIP, LTD., and

BRIGADE OPPORTUNISTIC CREDIT FUND 16 LLC

By: Brigade Capital Management, LP, as Investment Advisor

By:	/s/ Patrick Criscillo
Name: Patrick Criscillo
Title: Chief Financial Officer

BORROWER:

GIRAFFE JUNIOR HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ James M. Young
Name: James M. Young
Title: Vice President – Corporate Counsel and Assistant Secretary

Exhibit A

Organizational Chart

Corporation Structure Chart for the PROPCO II Chain

Entities

(1)	Entities advised or affiliated with Bain Capital Partners, LLC (“Bain”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Vornado Realty Trust (“Vornado”):

BAIN

•	Bain Capital (TRU) VIII, L.P.

•	Bain Capital (TRU) VIII-E, L.P.

•	Bain Capital (TRU) VIII Coinvestment, L.P.

•	Bain Capital Integral Investors, LLC

•	BCIP TCV, LLC

KKR

•	Toybox Holdings, LLC

VORNADO

•	Vornado Truck, LLC

No individual investor in the fund(s) of KKR or Bain, which holds the equity of Toys “R” Us, Inc., owns 25% or more of the respective fund(s).

Exhibit B

Form of Tax Certificate

Reference is made to that certain Mezzanine Loan Agreement, dated as of November 3, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD., BRIGADE CREDIT FUND II LTD., BRIGADE STRUCTURED CREDIT FUND LTD., LOS ANGELES COUNTY EMPLOYEES RETIREMENT ASSOCIATION, BRIGADE DISTRESSED VALUE MASTER FUND LTD., THE COCA-COLA COMPANY MASTER RETIREMENT TRUST, FEDEX CORPORATION EMPLOYEES’ PENSION TRUST, DELTA MASTER TRUST, BRIGADE OPPORTUNISTIC CREDIT FUND—ICIP, LTD. and BRIGADE OPPORTUNISTIC CREDIT FUND 16 LLC, collectively, as lender (together with each of their respective successors and assigns, collectively, “Lender”), and GIRAFFE JUNIOR HOLDINGS, LLC, a Delaware limited liability company, as borrower (together with its successors and permitted assigns, “Borrower”). Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Loan Agreement.

Pursuant to Section 1.4(d)(ii)(B) of the Loan Agreement, the undersigned hereby certifies that:1

I. It is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate.

II. It is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code).

[1]	If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.

A.	The following representation shall be provided as applied to the undersigned:

•	record ownership under Clause I.

B.	The following representations shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:

•	beneficial ownership under Clause I,

•	the status in Clause III, and

•	the status in Clause IV.

C.	The following representation shall be provided as applied to the undersigned as well as the partners, members or beneficial owners claiming the portfolio interest exemption:

•	the status in Clause II.

D.	The undersigned shall provide a U.S. Internal Revenue Service Form W-8IMY (with underlying U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or other applicable forms) from each of its partners/ members/beneficial owners) to the Administrative Agent and Borrower.

E.	Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

III. It is not a “10-percent shareholder” of the Borrower (within the meaning of Section 881(c)(3)(B) or Section 871(h)(3)(B) of the Code).

IV. It is not a “controlled foreign corporation” (as such term is defined in Section 881(c)(3)(C) of the Tax Code) related to the Borrower (within the meaning of Section 864(d)(4) of the Code).

The undersigned has furnished Lender and Borrower with a U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Lender in writing, and (2) the undersigned shall have at all times furnished Borrower and Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Name]

By:
Name:
Title:
[Address]

Dated:                     , 20

Schedule A

Properties

Store #	Banner	Property Address	City	State
9239	Babies R Us	2686 Taylor Road	Reynoldsburg	Ohio
9254	Babies R Us	1240 Doral Drive	Boardman	Ohio
9210	Toys R Us	317 Boardman Poland Road	Boardman	Ohio
9211	Toys R Us	4822 N. Whipple Avenue	Canton	Ohio
8908	Toys R Us	4585 Eastgate Boulevard	Cincinnati	Ohio
8905	Toys R Us	9959 Colerain Avenue	Colerain Township	Ohio
8910	Toys R Us	4285 Groves Road	Columbus	Ohio
9203	Toys R Us	590 Howe Avenue	Cuyahoga Falls	Ohio
8922	Toys R Us	6547 Sawmill Road	Dublin	Ohio
9208	Toys R Us	1601 W. River Road N	Elyria	Ohio
9279	Babies R Us	1360 S. Holland Sylvania Road	Holland	Ohio
9207	Toys R Us	7723 Mentor Avenue	Mentor	Ohio
8916	Toys R Us	2859 Miamisburg Centerville Road	Miamisburg	Ohio
9232	Toys R Us	52 Rothrock Road	Copley	Ohio
9221	Toys R Us	27048 Lorain Road	North Olmsted	Ohio
9277	Toys R Us	5500 Milan Road	Sandusky	Ohio
9212	Toys R Us	67681 Mall Road	St. Clairsville	Ohio
9267	Toys R Us	5025 Monroe Street	Toledo	Ohio
7817	Toys R Us	4111 S. Cooper Street	Arlington	Texas
7010	Toys R Us	4025 S. Capitol of Texas Hwy	Austin	Texas
7822	Toys R Us	2412 S. Stemmons Freeway	Lewisville	Texas
6321	Toys R Us	1224 Hooper Avenue	Toms River	New Jersey
8831	Toys R Us	1715 Montgomery Highway	Hoover	Alabama
6383	Babies R Us	450 Grossman Drive	Braintree	Massachusetts
7522	Toys R Us	105 Campanelli Industrial Drive	Brockton	Massachusetts
7534	Toys R Us	492 State Road	Dartmouth	Massachusetts
6443	Babies R Us	12 Mystic View Road	Everett	Massachusetts
7520	Toys R Us	8 Gallen Road	Kingston	Massachusetts
7524	Toys R Us	1190 S. Washington St.	North Attleboro	Massachusetts
6388	Babies R Us	1255 S. Washington Street	North Attleboro	Massachusetts
7511	Toys R Us	2 Keller Street	Manchester	New Hampshire
7523	Toys R Us	16 Veterans Memorial Parkway	Salem	New Hampshire
8006	Toys R Us	10065 SW Cascade Avenue	Tigard	Oregon
9574	Babies R Us	7805 SW Dartmouth Street	Tigard	Oregon
8352	Toys R Us	400 N. Military Highway	Norfolk	Virginia

Store #	Banner	Property Address	City	State
5809	Toys R Us	2700 Sisk Road	Modesto	California
9573	Babies R Us	3500 Sisk Road & Highway 99	Modesto	California
8843	Toys R Us	1755 Galleria Boulevard	Franklin	Tennessee
8867	Toys R Us	8060 Giacosa Place	Germantown	Tennessee
8371	Toys R Us	1910 N. Roan Boulevard	Johnson City	Tennessee
8802	Toys R Us	1800 Gallatin Pike North	Nashville	Tennessee
8303	Toys R Us	250 Mall Boulevard	King of Prussia	Pennsylvania
8312	Toys R Us	1154 West Baltimore Pike	Media	Pennsylvania
6462	Babies R Us	980 Bethlehem Pike	Montgomeryville	Pennsylvania
8323	Toys R Us	421 Lycoming Mall Circle	Pennsdale	Pennsylvania
6362	Toys R Us	409 Route 6 Scranton Carbondale Highway	Scranton	Pennsylvania
6449	Babies R Us	770 Baltimore Pike	Springfield	Pennsylvania
6359	Toys R Us	955 Grape Street	Whitehall	Pennsylvania
6361	Toys R Us	620 Kidder Street	Wilkes Barre	Pennsylvania
8366 (and 1355 (adjacent))	Toys R Us	1055 Woodland Road	Wyomissing	Pennsylvania
8310	Toys R Us	1410 Kenneth Road	York	Pennsylvania
6353	Toys R Us	59 Connecticut Avenue	Norwalk	Connecticut
8311	Toys R Us	2345 East Lincoln Highway	Langhorne	Pennsylvania
8329	Toys R Us	201 Franklin Mills Circle	Philadelphia	Pennsylvania
9566	Babies R Us	4990 Dublin Boulevard	Dublin	California
9579	Babies R Us	7155 Business Center Drive	Highlands Ranch	Colorado
9531	Toys R Us	5650 West 88th Avenue	Westminster	Colorado
8703	Toys R Us	8325 South Dixie Highway	Miami	Florida
8726	Toys R Us	1631 Florida Mall Avenue	Orlando	Florida
8743	Toys R Us	12235 Pines Boulevard	Pembroke Pines	Florida
8379	Toys R Us	201 Crossroad Boulevard	Cary	North Carolina
8841	Toys R Us	11300 Carolina Place Parkway	Pineville	North Carolina
9290	Babies R Us	4140 Coldwater Road	Fort Wayne	Indiana
8902	Toys R Us	8250 Castleton Corner	Indianapolis	Indiana
9294	Babies R Us	1335 E 79th Street	Merrillville	Indiana
8903	Toys R Us	7960 Connector Drive	Florence	Kentucky
9255	Babies R Us	3274 S. Linden Road	Flint	Michigan
9263	Toys R Us	32766 John R Road	Madison Heights	Michigan
9249	Babies R Us	20111 Haggerty Road	Northville	Michigan
9280	Babies R Us	4936 Baldwin Road	Orion Township	Michigan

Store #	Banner	Property Address	City	State
9262	Toys R Us	14333 Eureka Boulevard	Southgate	Michigan
9269	Toys R Us	13801 Lakeside Circle	Sterling Heights	Michigan
9271	Toys R Us	34800 Warren Road	Westland	Michigan
9291	Babies R Us	2027 Park Street	Syracuse	New York
6445	Babies R Us	4869 Kietzke Lane	Reno	Nevada
5805	Toys R Us	5000 Smithridge Drive	Reno	Nevada
5629	Toys R Us	7102 Eastern Avenue	Bell Gardens	California
5677	Babies R Us	7886 North Van Nuys Boulevard	Los Angeles (Van Nuys)	California
5659	Toys R Us	25362 El Paseo Road	Mission Viejo	California
5649	Toys R Us	Murrieta Town Center-39855 Alta Murrirta Drive	Murrieta	California
5675	Babies R Us	2340 North Rose Avenue	Oxnard	California
5611	Toys R Us	10391 Magnolia Avenue	Riverside	California
9581	Babies R Us	1990 University Drive	Vista	California
6441	Babies R Us	1522 Boston Post Road	Milford	Connecticut
6326	Toys R Us	330 Old Gate Lane	Milford	Connecticut
9234	Toys R Us	20281 Route 19; 1000 Cranberry Square	Cranberry	Pennsylvania
9209	Toys R Us	1920 Edinboro Road	Erie	Pennsylvania
8370	Toys R Us	620 Galleria Drive	Johnstown	Pennsylvania
9218	Toys R Us	Route 18 & Valley View Drive	Monaca	Pennsylvania
9213	Toys R Us	3735 William Penn Highway	Monroeville	Pennsylvania
9215	Toys R Us	2003 Cheryl Drive	Pittsburgh	Pennsylvania
8336	Toys R Us	2115 West Street	Annapolis	Maryland
8354	Toys R Us	8804 Pulaski Highway	Baltimore	Maryland
6414	Babies R Us	12012 Cherry Hill Road	White Oak	Maryland
8342	Toys R Us	3101 Plank Road	Fredericksburg	Virginia
6393	Babies R Us	21300 Signal Hill Plaza	Sterling	Virginia
8340	Toys R Us	655 East Jubal Early Drive	Winchester	Virginia
8890	Babies R Us	254 Harbison Boulevard	Columbia	South Carolina
7026	Toys R Us	5700 Johnston	Lafayette	Louisiana
7014	Toys R Us	1220 Airline Road	Corpus Christi	Texas
7030	Toys R Us	1101 Expressway 83	McAllen	Texas
5679	Babies R Us	7540 West Bell Road	Glendale	Arizona
5651	Toys R Us	1516 S. Power Road	Mesa	Arizona
5694	Babies R Us	4619 N. Oracle Road	Tucson	Arizona
6020	Toys R Us	404 W. Army Trail Rd.	Bloomingdale	Illinois

Store #	Banner	Property Address	City	State
6505	Babies R Us	114 Commerce Lane	Fairview Heights	Illinois
9510	Toys R Us	120 Commerce Lane	Fairview Heights	Illinois
6054	Toys R Us	6050 Gurnee Mills Circle E.	Gurnee	Illinois
6006	Toys R Us	9555 North Milwaukee Avenue	Niles	Illinois
9248	Babies R Us	15820 94th Avenue	Orland Park	Illinois
6023	Toys R Us	45 Orland Square Drive	Orland Park	Illinois
9507	Toys R Us	8801A University	Clive	Iowa
6041	Toys R Us	200 East Kimberly Road	Davenport	Iowa
9508	Toys R Us	5821 Suemandy Dr.	St. Peters	Missouri
6039	Toys R Us	4411 W. Wisconsin Avenue	Appleton	Wisconsin
6037	Toys R Us	355 South Moorland Road	Brookfield	Wisconsin
6552	Babies R Us	2161 Zeier Road	Madison	Wisconsin
6035	Toys R Us	3900 S. 27th Street	Milwaukee	Wisconsin
6051	Toys R Us	2433 South Green Bay Road	Racine	Wisconsin
6515	Babies R Us	4202 Riverdale Road	Riverdale	Utah
6325	Toys R Us	122 Route 59 East	Nanuet	New York
6331	Toys R Us	463 South Road	Poughkeepsie	New York
6320	Toys R Us	1000 Central Avenue	Yonkers	New York

Schedule D

Allocated Loan Amounts

Store #	Store	Allocated Mezz Loan Amounts
8303	King of Prussia	$2,077,917
7511	Manchester	$1,469,562
6320	Yonkers	$1,452,038
6039	Appleton	$1,161,630
6353	Norwalk	$1,131,588
6006	Niles	$1,089,028
8336	Annapolis	$956,342
6054	Gurnee	$931,307
8379	Cary	$911,279
8312	Media	$883,740
8867	Memphis III	$831,166
8831	Birmingham 2 (Hoover)	$813,642
6041	Davenport	$801,124
8371	Johnson City	$748,551
7026	Lafayette	$726,019
8342	Fredericksburg	$721,012
8310	York	$693,473
6362	Scranton	$615,864
7014	Corpus Christi	$588,326
7534	North Dartmouth	$575,808
6051	Racine	$465,654
9203	Chapel Hill	$395,555
9232	Montrose	$87,623
8703	Dadeland	$1,754,963
7523	Salem	$1,271,785
5659	Mission Viejo	$1,246,750
8726	Florida Mall	$1,181,658
5629	Bell Gardens	$1,136,595
7524	No Attlboro, MA	$1,126,581
8743	Pembroke Pines	$1,106,553
6020	Bloomingdale, IL	$1,051,476
8366	Reading, PA	$1,046,469
9269	Sterling Heights	$1,041,462
6023	Orland Park-TRU	$1,008,916

Store #	Store	Allocated Mezz Loan Amounts
8006	Tigard- TRU	$1,007,414
8903	Florence	$981,377
8354	Golden Ring, MD	$961,349
9510	Fairview Heights-TRU	$946,328
5649	Murrieta	$943,825
6326	Milford-TRU	$938,818
8902	Castleton	$913,782
5651	East Mesa	$911,279
9263	Madison Heights	$903,768
7817	South Arlington	$903,768
9508	Mid Rivers, MO	$883,740
7010	Austin (So), TX	$868,719
6359	Whitehall	$843,684
6321	Toms River	$838,677
9507	Des Moines (Clive)	$823,656
9267	Toledo	$818,649
6325	Nanuet	$816,145
8843	Cool Springs	$811,138
8802	Rivergate	$766,075
8311	Oxford Valley	$761,068
5809	Modesto-TRU	$751,054
5805	Reno-TRU	$731,026
6037	Brookfield	$726,019
6361	Wilkes-Barre	$718,508
9213	Monroeville	$695,977
8352	Norfolk, VA	$690,970
7030	McAllen	$683,459
8841	Pineville, NC	$675,949
5611	Riverside	$670,942
7520	Kingston	$633,389
6331	Poughkeepsie, NY	$633,389
9271	Westland, MI	$628,382
9209	Erie	$618,368
9262	Southgate	$610,857
7522	Brockton, MA	$608,354
8916	Miamisburg, OH	$568,298
7822	Lewisville, TX	$568,298
8329	Franklin Mills, PA	$545,766
6035	South Milwaukee	$533,248

Store #	Store	Allocated Mezz Loan Amounts
8340	Winchester	$530,745
9531	Westminster	$528,241
9218	Beaver Valley	$505,710
8922	Dublin	$455,639
8905	Colerain	$428,101
8323	Williamsport	$403,066
8908	Clermont	$393,052
9210	Boardman	$385,541
9207	Mentor	$373,024
8370	Johnstown	$368,016
9234	Cranberry	$275,386
9211	Canton	$255,358
9208	Elyria	$240,337
9277	Sandusky	$227,820
9221	North Olmsted	$205,288
8910	Hamilton	$167,735
9215	Pittsburgh	$90,126
9212	St. Clairsville	$42,560
6383	Braintree	$1,366,919
5677	Van Nuys	$1,149,114
9566	Pleasanton (Dublin)	$1,001,405
6462	Montgomeryville	$888,747
6449	Springfield	$888,747
6414	White Oak	$866,216
6441	Milford-BRU	$848,691
9248	Orland Park-BRU	$513,220
9574	Tigard-BRU	$759,065
5675	Oxnard	$756,061
6443	Everett	$753,558
6393	Sterling	$726,019
9579	Highlands Ranch	$673,445
9249	Northville	$670,942
9573	Modesto-BRU	$746,047
5694	Tucson	$640,899
5679	Glendale	$605,850
8890	Columbia, SC	$588,326
6445	Reno-BRU	$575,808
9294	Merrillville	$518,227
6552	Madison, WI	$478,171

Store #	Store	Allocated Mezz Loan Amounts
9581	Vista	$473,164
6505	Fairview Heights-BRU	$458,143
9280	Auburn Hills	$425,597
9255	Flint	$347,988
9290	Fort Wayne	$368,016
9291	Syracuse	$340,478
6515	Ogden (Riverdale)	$235,330
9239	Reynoldsburg	$180,253
6388	North Attleboro	$65,091
9279	Toledo	$100,141
9254	Boardman	$77,609

	Total Portfolio	$88,000,000

Annex I

Mortgage Loan Agreement

(Attached)